UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

LA QUINTA HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2016

Dear Stockholder:

Please join us for La Quinta Holdings Inc.’s Annual Meeting of Stockholders on Thursday, May 19, 2016, at 10:00 a.m., Central Time, at La Quinta Inn & Suites DFW Airport South/Irving, 4105 West Airport Freeway, Irving, Texas 75062.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 8, 2016. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of La Quinta Holdings Inc.

Sincerely,

Mitesh B. Shah	Keith A. Cline
Chairman of the Board of Directors	President and Chief Executive Officer

LA QUINTA HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m., Central Time, on Thursday, May 19, 2016

PLACE	La Quinta Inn & Suites DFW Airport South/Irving 4105 West Airport Freeway Irving, TX 75062

ITEMS OF BUSINESS	1. To elect the director nominees listed in the Proxy Statement.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

3. To approve the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan.

4. To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

5. To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

6. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 28, 2016.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the enclosed proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

Mark M. Chloupek
Executive Vice President, Secretary and General Counsel

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, May 19, 2016: This Proxy Statement and our Annual Report are available free of charge at the Investor Relations section of our website (www.lq.com).

PROXY VOTING METHODS

If at the close of business on March 28, 2016, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

If you are a stockholder of record, your vote must be received by 11:59 p.m., Eastern Time, on May 18, 2016 to be counted. If you are an employee or former employee who owns shares through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan and held in street name by RBC Capital Markets Corp., your vote must be received by 11:59 p.m. Eastern Time on May 12, 2016 to be counted. If you otherwise hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

i

TRANSACTIONS WITH RELATED PERSONS	62

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING	64

HOUSEHOLDING OF PROXY MATERIALS	64

OTHER BUSINESS	65

Annex A: Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan	A-1

ii

LA QUINTA HOLDINGS INC.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Telephone: (214) 492-6600

PROXY STATEMENT

Annual Meeting of Stockholders

May 19, 2016

GENERAL INFORMATION

Why am I being provided with these materials?

This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 8, 2016. We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of La Quinta Holdings Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on May 19, 2016 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person. Except where the context requires otherwise, references to “the Company,” “La Quinta,” “we,” “us” and “our” refer to La Quinta Holdings Inc. Capitalized terms used but not defined herein have the meanings set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

What am I voting on?

There are five proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

•	Proposal No. 3: Approval of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan.

•	Proposal No. 4: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.

•	Proposal No. 5: Determination, in a non-binding advisory vote, of whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Who is entitled to vote?

Stockholders as of the close of business on March 28, 2016 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 123,424,994 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1, 3, 4 and 5 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How many votes are required to approve each proposal?

Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Notwithstanding the foregoing, under our Corporate Governance Guidelines and our Bylaws, a director nominee (other than any person nominated or designated pursuant to the stockholders’ agreement between the Company and affiliates of The Blackstone Group L.P. (“Blackstone”)) who fails to receive a majority of the votes cast in an uncontested election is required to tender his or her resignation from the Board. For purposes of this provision, our Corporate Governance Guidelines state that a “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” as to that director’s election (with “broker non-votes” not counted as a vote cast either “for” or “withheld” as to that director’s election). The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the proffered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following certification of the election results.

For any other proposal being considered at the Annual Meeting, under our Bylaws, approval of the proposal requires a majority of the votes cast, and under Delaware law, abstentions are not treated as “votes cast.” Under NYSE rules, approval of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan (Proposal No. 3) requires a majority of votes cast, and in this context, abstentions are treated as “votes cast.”

It is important to note that the proposals to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 (Proposal No. 2), to approve the compensation of our named executive officers (Proposal No. 4) and to determine the frequency of stockholder votes on executive compensation (Proposal No. 5) are non-binding and advisory. While the ratification of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider the selection of a different firm. While the vote on executive compensation and vote on the frequency of stockholder votes on executive compensation are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.

With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), and the approval of the compensation of our named executive officers (Proposal No. 4), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the determination of the frequency of stockholder votes on executive compensation (Proposal No. 5), you may vote every “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” For each of Proposal Nos. 2, 4 and 5, under Delaware law, abstentions will not affect the outcome of these proposals. For Proposal Nos. 4 and 5, broker non-votes will have no effect on the outcome of these proposals.

With respect to the approval of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Under Delaware law, abstentions are not counted as either “FOR” or “AGAINST” this proposal; however, under NYSE rules, abstentions will be counted as votes “AGAINST” Proposal No. 3. Broker non-votes will have no effect on the outcome of Proposal No. 3

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

•	“FOR” the approval of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

•	For every “ONE YEAR,” on a non-binding, advisory basis, with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 18, 2016, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 18, 2016.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

If you are a current or former La Quinta employee with shares received through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and held in street name by RBC Capital Markets Corp. (“RBC”), you may receive one proxy card that covers the shares held for you by RBC, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner as described above for registered stockholders. If you vote your ESPP shares by 11:59 p.m., Eastern Time, on May 12, 2016, RBC will vote the shares as you have directed. If voting instructions are not received in time, RBC will not vote your shares for any proposal.

Participants with shares received through the ESPP may attend the Annual Meeting by following the instructions in the section “How do I attend the Annual Meeting?” below. Shares held through RBC, however, can only be voted as described in this section and cannot be voted at the meeting.

How do I vote my shares in person at the Annual Meeting?

If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of stock ownership on the Record Date. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

How do I attend the Annual Meeting?

In order to be admitted to the meeting, you will need to present (1) a form of personal identification, and (2) proof of your stock ownership of La Quinta Holdings Inc. stock on the Record Date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the meeting, you may contact La Quinta Inn & Suites DFW Airport South/Irving at 1-972-252-6546.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 18, 2016;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 18, 2016;

•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 18, 2016; or

•	attending the Annual Meeting and voting in person.

If you are a current or former employee and your ESPP shares are held by RBC, you may revoke your proxy and change your vote by voting at a later date by Internet, telephone or mail if you do so no later than 11:59 p.m. Eastern Time on May 12, 2016. You cannot revoke and change your proxy with respect to your ESPP shares after that date and you cannot revoke and vote your ESPP shares in person at the Annual Meeting.

If you otherwise hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The number of directors that comprise our Board of Directors is currently set at ten. With the approval of the Nominating and Corporate Governance Committee, our Board of Directors has considered and nominated each of the following nominees for a one-year term expiring in 2017 or until his successor is duly elected and qualified: James R. Abrahamson, Glenn Alba, Scott O. Bergren, Alan J. Bowers, Henry G. Cisneros, Keith A. Cline, Giovanni Cutaia, Brian Kim, Mitesh B. Shah and Gary M. Sumers. Action will be taken at the Annual Meeting for the election of these nominees. All ten nominees currently serve on the Board.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2016

The following information describes the offices held, other business directorships and the term of service of each director nominee.

Name	Age	Principal Occupation and Other Information
Keith A. Cline	46	Keith A. Cline has served as the Company’s President and Chief Executive Officer since February 18, 2016, after serving as the Company’s Interim President and Chief Executive Officer since September 15, 2015. Mr. Cline has served on the Company’s Board of Directors since September 2015. From January 2013 until November 2015, Mr. Cline was the Company’s Executive Vice President and Chief Financial Officer. From 2011 to 2013, prior to joining the Company, Mr. Cline was Chief Administrative Officer and Chief Financial Officer at Charming Charlie, Inc. and, from 2006 to 2011, Mr. Cline was Senior Vice President of Finance at Express, Inc. Mr. Cline began his career at Arthur Andersen & Company and held financial leadership roles at The J.M. Smucker Company, FedEx Custom Critical and Limited Brands. Mr. Cline is a summa cum laude graduate of the University of Akron with a B.S. in Accounting and a M.B.A. in Finance.

James R. Abrahamson	60	James R. Abrahamson has served on the Company’s Board of Directors since November 2015. Mr. Abrahamson is currently the Chief Executive Officer of Interstate Hotels & Resorts. Prior to joining Interstate in 2011, Mr. Abrahamson held senior leadership positions with InterContinental Hotels Group (“IHG”), Hyatt Corporation, Marcus Corporation and Hilton Worldwide. At IHG, where he served from 2009 to 2011, he was President of the Americas division, and at Hyatt, which he joined in 2004, he was Head of Development for the Americas division. At Marcus, where he served from 2000 to 2004, Mr. Abrahamson led the Baymont Inns and Suites and Woodfield Suites hotels division consisting of approximately 200 properties, both owned and franchised. At Hilton, where he served from 1988 to 2000, Mr. Abrahamson oversaw the Americas region franchise and management contract development for all Hilton brands, and he launched the Hilton Garden Inn brand. Mr. Abrahamson currently serves as national board chair of the American Hotel and Lodging Association and served as board chair of the U.S. Travel Association in 2013 and 2014. He holds a degree in Business Administration from the University of Minnesota.

Name	Age	Principal Occupation and Other Information
Glenn Alba	44	Glenn Alba has served on the boards of directors of certain of our Predecessor Entities since 2006 and on the Company’s Board of Directors since 2013. Mr. Alba is a Managing Director in the Real Estate Group of Blackstone based in New York. Since joining Blackstone in 1997, Mr. Alba has been involved in the asset management of a broad range of Blackstone’s real estate investments in the US and Europe including office, hotel, multi-family and industrial assets. While based in the London office from 2001 to 2004, Mr. Alba managed a diverse set of assets in London, Paris and other cities in France as well as portfolio investments across Germany. More recently, Mr. Alba has been primarily involved in the hotel sector with management responsibility for various full-service and limited service hotels in the LXR Luxury Resorts portfolio and in us as well as global portfolio management duties. Mr. Alba received a B.S. in Accounting from Villanova University. Mr. Alba currently serves as a member of the Doubletree Hotels Owner Advisory Council and the Villanova University Real Estate Advisory Council.

Scott O. Bergren	69	Scott O. Bergren has served on the Company’s Board of Directors since June 2015. Mr. Bergren served as Chief Executive Officer (CEO) of both Pizza Hut (Global) and Yum! Innovation until his retirement in December 2014. Prior to becoming CEO at Pizza Hut (Global) at the end of 2013, Mr. Bergren served as CEO of Pizza Hut (U.S.) beginning in 2011. He also had served as CEO of Yum! Innovation since 2011. Mr. Bergren has held many roles across Yum! Brands, Inc. since 2002, including President and Chief Concept Officer of Pizza Hut Inc., Chief Marketing & Food Innovation Officer for Kentucky Fried Chicken and Yum! Brands in Louisville and Chief Concept Officer of Yum! Restaurants International in Dallas. Mr. Bergren also served as President of Chevys, Inc., a full-service Mexican casual dining concept, from 1995 to March 2002, first as part of PepsiCo, and then as part of a management-led buyout of the company. Prior to 1995, he built and operated Pizza Hut and Kentucky Fried Chicken restaurants in Mexico and Central America working for Tricon Global Restaurants, Inc.’s International Division. Mr. Bergren has also served as President/CEO of Round Table Pizza and Peter Piper Pizza. He currently serves on the board of directors of Wawa, Inc., a privately held convenience store chain. Mr. Bergren is a graduate of Northwestern University and served as a First Lieutenant in the U.S. Army.

Alan J. Bowers	61	Alan J. Bowers has served on the boards of directors of certain of our Predecessor Entities since 2013 and on the Company’s Board of Directors since February 2014. Mr. Bowers most recently served as President, Chief Executive Officer and a board member of Cape Success, LLC from 2001 to 2004 and of Marketsource Corporation from 2000 to 2001. From 1995 to 1999, Mr. Bowers served as President, Chief Executive Officer and a board member of MBL Life Assurance Corporation. Mr. Bowers held various positions, including Audit and Area Managing Partner, at Coopers & Lybrand, L.L.P. where he worked from 1978 to 1995 and also worked at Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers also serves on the boards of directors of Ocwen Financial Coporation and Walker & Dunlop, Inc. and previously served on the board of American Achievement Corp. Mr. Bowers holds a B.S. in Accounting, from Montclair State University and an M.B.A., Finance and Economics, from St. John’s University and is a Certified Public Accountant in New Jersey.

Name	Age	Principal Occupation and Other Information
Henry G. Cisneros	68	Henry G. Cisneros has served on the boards of directors of certain of our Predecessor Entities since 2013 and on the Company’s Board of Directors since February 2014. Mr. Cisneros currently serves as Chairman of the CityView companies, which he joined in 2003. Mr. Cisneros served as the Secretary of the U.S. Department of Housing and Urban Development from 1992 to 1997 and, prior to that, Mr. Cisneros served four terms as Mayor of San Antonio, Texas. Mr. Cisneros has served as President of the National League of Cities, as Deputy Chair of the Federal Reserve Bank of Dallas and is currently an officer of Habitat for Humanity International. Mr. Cisneros is also currently Chairman of the San Antonio Economic Development Foundation and a member of the advisory boards of the Bill and Melinda Gates Foundation and the Broad Foundation. Mr. Cisneros holds a Bachelor of Arts and a Master’s degree in Urban and Regional Planning from Texas A&M University. Mr. Cisneros also holds a Master’s degree in Public Administration from Harvard University and a Doctorate in Public Administration from George Washington University.

Giovanni Cutaia	43	Giovanni Cutaia has served on the Company’s Board of Directors since November 2014. Mr. Cutaia is a Senior Managing Director and Co-Head of Global Asset Management in the Real Estate group of Blackstone. Prior to joining Blackstone in 2014, Mr. Cutaia was at Lone Star Funds where he was a Senior Managing Director and Co-Head of Commercial Real Estate Investments Americas from 2009 to 2014. Prior to Lone Star, Mr. Cutaia spent over 12 years at Goldman Sachs in its Real Estate Principal Investments Area as a Managing Director in its New York and London offices. Mr. Cutaia received a B.A. from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Brian Kim	36	Brian Kim has served on the Company’s Board of Directors since November 2014. Mr. Kim is a Managing Director in the Real Estate Group of Blackstone. Before joining Blackstone and GSO Capital Partners in 2006, Mr. Kim was an associate at Apollo Real Estate Advisors. Prior to that, Mr. Kim worked for Max Capital Management Corp., a New York City-based real estate investment and management firm, and before Max Capital, he was an analyst in the Investment Banking Group of Credit Suisse First Boston. Mr. Kim received an A.B. in Biology from Harvard College. He is the Chief Financial Officer, Vice President and Managing Director of BRE Select Hotels Corp. and currently serves on its board of directors.

Mitesh B. Shah	46	Mitesh B. Shah has served on the boards of directors of certain of our Predecessor Entities since 2013 and on the Company’s Board of Directors since February 2014. He has served as Chairperson of the Company’s Board of Directors since November 2014. Mr. Shah currently serves as Chief Executive Officer and Senior Managing Principal of Noble Investment Group, which he founded in 1993 and which specializes in making opportunistic investments in the lodging and hospitality real estate sector. Mr. Shah currently serves as president of Marriott International’s MINA board, is a member of the franchise and owners board for Hyatt Hotels Corporation and is a member of the Industry Real Estate Finance Advisory Council of the American Hotel and Lodging Association. Mr. Shah is serving his third term as a member of the Board of Trustees of Wake Forest University. In addition, he is an executive committee member of Woodward Academy. Mr. Shah holds a Bachelor of Arts in Economics from Wake Forest University.

Name	Age	Principal Occupation and Other Information
Gary M. Sumers	63	Gary M. Sumers has served on the Company’s Board of Directors since February 2014. Mr. Sumers was most recently a Senior Managing Director and Chief Operating Officer in the Real Estate Group of Blackstone. From joining Blackstone in 1995 until his retirement at the end of 2013, Mr. Sumers’ activities included heading Blackstone Real Estate Advisors’ (BREA) Strategic Asset Management Group, oversight of all financial reporting activities and responsibility for the property disposition activities. From 1993 to 1995, Mr. Sumers was Chief Operating Officer of General Growth Properties, a publicly traded regional mall REIT. Mr. Sumers also serves on the Washington University board of trustees. Mr. Sumers received an A.B. from Washington University in St. Louis, received his law degree from Northwestern University and attended the London School of Economics.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board of Directors is not classified and each of our directors is subject to re-election annually;

•	under our Bylaws and our Corporate Governance Guidelines, directors (other than directors designated pursuant to the stockholders’ agreement) who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to our Board of Directors;

•	we have fully independent Audit, Compensation and Nominating and Corporate Governance Committees and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	we do not have a stockholder rights plan, and if our Board of Directors were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board of Directors would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

The stockholders’ agreement described under “Transactions with Related Persons—Stockholders’ Agreement” provides that Blackstone has the right to nominate to our Board of Directors a number of designees approximately equal to the percentage of voting power of all shares of our capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone. Currently, we have three directors on our Board who are current employees of Blackstone and who were recommended by Blackstone as director nominees pursuant to the stockholders’ agreement (Messrs. Alba, Cutaia and Kim), and we have one director on our Board who is a retired employee of Blackstone (Mr. Sumers). The provisions of the stockholders’ agreement regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board of Directors, unless Blackstone requests that they terminate at an earlier date.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has affirmatively determined that each of Messrs. Abrahamson, Alba, Bergren, Bowers, Cisneros, Cutaia, Kim, Shah and Sumers is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Bowers, Cisneros and Shah is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Cutaia, Shah and Sumers is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In addition, our Board affirmatively determined that Michael B. Nash, who served as a member of our Board for a portion of 2015, was independent under all applicable NYSE guidelines, including with respect to committee membership.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company and during 2015 consulted with the firm of Russell Reynolds Associates regarding board member recruiting. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In recommending that, or determining whether, members of the Board should stand for re-election, the Nominating and Corporate Governance Committee also may assess the contributions of incumbent directors in the context of the Board evaluation process and other perceived needs of the Board.

In addition to the process described above, the Nominating and Corporate Governance Committee also nominates a number of individuals designated by Blackstone as required under the provisions of the stockholders’ agreement described under “Transactions With Related Persons—Stockholders’ Agreement.” Each of Messrs. Alba, Cutaia and Kim were recommended by Blackstone as director nominees pursuant to the stockholders’ agreement. In addition, each of Messrs. Bowers, Cisneros, Shah and Sumers were recommended by Blackstone and our management. Mr. Bergren was recommended by our Board, with consultation from a third party search firm. Mr. Abrahamson was recommended by Blackstone and our Board.

When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board of Directors considered the following important characteristics:

•	Mr. Abrahamson—his significant executive management experience in the hospitality industry, including his experience in hotel management.

•

Mr. Alba—his affiliation with Blackstone, his significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, his experience in working with the management of various other companies owned by Blackstone’s funds, including in the hospitality industry, his experience with real estate investing and his extensive financial background.

•	Mr. Bergren—his executive management experience and his significant franchising experience, as well as his marketing and international experience.

•	Mr. Bowers—his experience in accounting and executive management, including his substantial experience on the audit committees of private and public companies alike.

•	Mr. Cisneros—his significant experience in the housing and homebuilding industries and his background in executive management.

•	Mr. Cline—his extensive financial background. Furthermore, we also considered how his additional role as our President and Chief Executive Officer would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

•	Mr. Cutaia—his affiliation with Blackstone, his significant experience in working with companies in the real estate industry, his experience involving oversight of real estate assets, his experience with real estate investing and his extensive financial background.

•	Mr. Kim—his affiliation with Blackstone, his significant experience in working with companies in the real estate industry, his experience with real estate management and investing and his extensive financial background.

•	Mr. Shah—his experience with investing in the lodging and hospitality real estate sector and his significant experience in the hospitality industry, including with respect to franchising.

•	Mr. Sumers—his experience as chief operating officer in the real estate group at Blackstone, his significant experience in asset management, particularly in the real estate industry, and his extensive financial background.

This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the U.S. Securities and Exchange Commission (the “SEC”) to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2017 Annual Meeting.”

Board Structure

Our Board of Directors is led by Mr. Shah, our Chairperson. The Chief Executive Officer position is separate from the Chairperson position. We believe that the separation of the Chairperson and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Shah serves as Chairperson, while Mr. Cline serves as our Chief Executive Officer and President.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors will meet in a private session that excludes management and any non-independent directors. Our Chairman, Mr. Shah, presides at the executive sessions.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including the chairperson of our Board of Directors and each of the Audit, Compensation or Nominating and Corporate Governance Committees or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, who will forward such communication to the appropriate party.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James R. Abrahamson			X

Glenn Alba			Chair

Scott O. Bergren			X

Alan J. Bowers	Chair		X

Henry G. Cisneros	X

Giovanni Cutaia		X

Mitesh B. Shah	X	X

Gary M. Sumers		Chair

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2015, the Board held nine meetings, the Audit Committee held four meetings, the Compensation Committee held ten meetings and the Nominating and Corporate Governance Committee held five meetings. In 2015, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he served as a member of the Board or such committee. Eight members of our Board attended our 2015 annual meeting of stockholders.

Audit Committee

Our Audit Committee consists of Messrs. Bowers, Cisneros and Shah, with Mr. Bowers serving as chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board of Directors has determined that Alan J. Bowers qualifies as an audit committee financial expert as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include oversight of the following:

•	the adequacy and integrity of our financial statements and our financial reporting and disclosure practices;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our combined financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements in connection with the foregoing.

The Audit Committee shall also prepare the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.

The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.

Compensation Committee

Our Compensation Committee consists of Messrs. Cutaia, Shah and Sumers, with Mr. Sumers serving as chair. Each of Messrs. Cutaia, Shah and Sumers has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long term success of the Company;

•	oversight of the goals, objectives and compensation of our Chief Executive Officer, including evaluating the performance of the Chief Executive Officer in light of those goals;

•	oversight of the compensation of our other executives and non-management directors;

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other laws, as applicable; and

•	the issuance of an annual report on executive compensation for inclusion in our annual proxy statement.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to team members other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.

See “Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process” for a description of our process for determining compensation, including the role of our compensation consultant.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Abrahamson, Alba, Bergren and Bowers, with Mr. Alba serving as chair. Each of Messrs. Abrahamson, Alba, Bergren and Bowers has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Nominating/Corporate Governance Committee Charter, and include the following:

•	advise our Board of Directors concerning the appropriate composition and qualifications of our Board of Directors and its committees;

•	identify individuals qualified to become board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommend to the Board the members of the board to serve on the various committees of the Board;

•	develop and recommend to the Board a set of corporate governance principles and assist the Board in complying with them; and

•	oversee the evaluation of the Board, the Board’s committees and management.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board of Directors’ views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit, Compensation and Nominating and Corporate Governance Committee charters, and other corporate governance information are available on our website at www.lq.com under Investor Relations: Corporate Governance: Governance Documents. Any stockholder also may request them in print, without charge, by contacting the Secretary of La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038.

Code of Business Conduct & Ethics

We maintain a Code of Business Conduct & Ethics that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct & Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Business Conduct & Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct & Ethics may be found on our website at www.lq.com under Investor Relations: Corporate Governance: Governance Documents: Code of Business Conduct & Ethics.

We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct & Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its committees, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers other than Mr. Cline, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2016.”

Name	Age	Principal Occupation and Other Information

Rajiv K. Trivedi	53	Rajiv K. Trivedi joined La Quinta in 2000 and has served as the Company’s Executive Vice President since 2006 and as Executive Vice President and Chief Development Officer since 2009. Prior to joining us, from 1992 to 2000, Mr. Trivedi served as Vice President of Franchise Operations at Cendant Corporation and in a variety of key management roles in the hotel industry, including Cendant Corporation. Mr. Trivedi is active in numerous civic and industry organizations including the Asian American Hotel Owners Association (AAHOA). Mr. Trivedi graduated from the Maharaja Sayajirao University of Baroda with an M.S. in Math and Business.

Name	Age	Principal Occupation and Other Information
Angelo J. Lombardi	44	Angelo J. Lombardi joined La Quinta in 2001 as Vice President Revenue Management and has served as the Company’s Executive Vice President and Chief Operating Officer since 2006. Prior to joining La Quinta, from 1989 to 2000, Mr. Lombardi held several positions at Red Roof Inns, Inc., including General Manager, Director of Revenue Management and Vice President Operations.

Mark M. Chloupek	44	Mark M. Chloupek joined La Quinta as Executive Vice President and General Counsel in 2006 and was named Secretary in 2013. Prior to joining the Company, from 1999 through 2006, Mr. Chloupek served as Vice President and Senior Vice President and Chief Counsel of Operations for Wyndham International, Inc. Prior to joining Wyndham, from 1996 to 1999, Mr. Chloupek worked for Locke Lord LLP (formerly Locke Purnell Rain Harrell—a professional corporation), a Dallas-based law firm. Additionally, Mr. Chloupek currently serves on the board of the Dallas Chapter of the Juvenile Diabetes Research Foundation and formerly served on The Texas General Counsel Forum. Mr. Chloupek received a B.A. in economics from the College of William and Mary, where he graduated Phi Beta Kappa and summa cum laude, and received a J.D. from the University of Virginia School of Law.

Julie M. Cary	50	Julie M. Cary joined La Quinta in 2006 as Executive Vice President and Chief Marketing Officer. Prior to joining the Company, from 2004 to 2006, Ms. Cary served as Vice President at Brinker International, as Vice President of Marketing at Dean Foods from 2003 to 2004, as Senior Manager of Marketing until promoted to Vice President of Marketing at Gerber Products Company from 1998 to 2003 and as Assistant Brand Manager until promoted to Brand Manager at Ralston Purina from 1991 to 1997. Ms. Cary holds an M.B.A. from Washington University and a bachelor’s degree in business administration from the University of Illinois.

James H. Forson	49	James H. Forson has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since February 2016. He previously served as the Company’s Interim Chief Financial Officer from November 2015 until February 2016 and as Senior Vice President, Chief Accounting Officer and Treasurer from 2012 until February 2016. Prior to that role, Mr. Forson was Vice President and Controller from 2010, when he joined La Quinta, to 2012 and also served as Acting Chief Financial Officer from 2012 to 2013. Prior to joining La Quinta, Mr. Forson was Audit Senior Manager with Grant Thornton LLP from 2006 through 2010. Mr. Forson graduated from the University of Virginia’s McIntire School of Commerce with a B.S. degree in Commerce with distinction, and is a Certified Public Accountant in Texas.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2016.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte &Touche LLP is expected to be present at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2015 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual consolidated financial statements for the years ended December 31, 2015 and 2014:

	2015	2014
Audit fees(1)	$1,292,000	$952,000
Audit-related fees(2)	391,000	1,442,000
Tax fees(3)	1,306,000	1,797,000
All other fees	—	—
Total:	$2,989,000	$4,191,000

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements and the reviews of financial statements. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed in each of the last two fiscal years for services performed that are related to the Company’s SEC filings (including costs relating to the Company’s IPO and secondary offerings in November 2014 and March 2015) and other research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and, subject to the next sentence, pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. As part of such procedures, the Audit Committee has delegated to its chair the authority to review and pre-approve any such services in between the Audit Committee’s regular meetings. Any such pre-approval will be subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Alan J. Bowers, Chair

Henry G. Cisneros

Mitesh B. Shah

PROPOSAL NO. 3—APPROVAL OF THE AMENDED AND RESTATED

LA QUINTA HOLDINGS INC. 2014 OMNIBUS INCENTIVE PLAN

The La Quinta Holdings Inc. 2014 Omnibus Incentive Plan (the “Plan”) was approved by the Company’s Board of Directors and its then sole stockholder on April 4, 2014. The Plan was adopted for the purpose of providing a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. On March 17, 2016, the Board of Directors approved the amended and restated Plan (the “Amended and Restated Plan”), subject to stockholder approval of such Amended and Restated Plan at the Annual Meeting. Stockholders are being asked to consider and approve the Amended and Restated Plan, which will not change the number of shares of our common stock available for issuance pursuant to grants made under the Plan. Approximately 10.2 million shares remained available under the Plan for future grants as of March 28, 2016.

Approval by stockholders of the Amended and Restated Plan is intended to satisfy the requirement of disclosure and approval of the material terms of the permissible performance goals under which compensation may be paid for purposes of certain awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer or any of the company’s three most highly compensated executive officers (other than the Chief Financial Officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “performance-based compensation.” The Company is currently eligible to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following our initial public offering under which certain amounts paid under the Plan may be exempt from the deduction limitations of Section 162(m). In order to preserve the Company’s ability to grant fully tax-deductible performance-based awards, the Company is seeking stockholder approval of the material terms of the performance criteria under the Plan for purposes of compliance with Section 162(m).

For a discussion of the Amended and Restated Plan, see “Description of the Material Features of the Plan as Proposed to be Amended and Restated” below. The Amended and Restated Plan is set forth on Annex A to this Proxy Statement.

The shares represented by your proxy will be voted “FOR” the approval of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan unless you specify otherwise.

Description of the Material Features of the Plan as Proposed to be Amended and Restated

The following is a brief summary of the material features of the Amended and Restated Plan. This summary is qualified in its entirety by reference to the complete text of the Amended and Restated Plan, which is contained in Annex A to this Proxy Statement.

Purpose. The purpose of the Amended and Restated Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. Employees, directors and consultants of the Company and its subsidiaries are eligible to participate in the Amended and Restated Plan if they are selected by the Committee (as defined below) to participate in the Amended and Restated Plan.

As of March 28, 2016, approximately 7,700 employees, including our executive officers, would be eligible to participate in the programs approved under the Amended and Restated Plan. In addition, a small number of consultants that we may engage from time to time, along with the members of our Board of Directors, are eligible to participate in the Amended and Restated Plan. The closing price of La Quinta Holdings Inc. common stock as reported on the New York Stock Exchange was $12.02 on March 28, 2016.

Administration. The Amended and Restated Plan is administered by the compensation committee of our Board of Directors or such other committee of our Board of Directors to which it has delegated power, or if no such committee or subcommittee thereof exists, our Board of Directors (as applicable, the “Committee”). The Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Amended and Restated Plan and any instrument or agreement relating to, or any award granted under, the Amended and Restated Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of the Amended and Restated Plan; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Amended and Restated Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Amended and Restated Plan. Unless otherwise expressly provided in the Amended and Restated Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Amended and Restated Plan or any award or any documents evidencing awards granted pursuant to the Amended and Restated Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant holder or beneficiary of any award, and any of our stockholders.

Shares Subject to the Amended and Restated Plan. The Amended and Restated Plan provides that the total number of shares of our common stock that may be issued under the Amended and Restated Plan is 13,000,000. Of this amount, the maximum number of shares of our common stock for which incentive stock options may be granted is 13,000,000; the maximum number of shares of our common stock for which options or stock appreciation rights may be granted to any individual participant during any single fiscal year is 900,000; the maximum number of shares of our common stock for which performance compensation awards denominated in shares of our common stock may be granted to any individual participant in respect of a single fiscal year is 3,500,000 (or if any such awards are settled in cash, the maximum amount may not exceed the fair market value of such shares of our common stock on the last day of the performance period to which such award relates); the maximum number of shares of our common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $500,000 in total value; and the maximum amount that may be paid to any individual participant for a single fiscal year under a performance compensation award denominated in cash is $10,000,000. Except for substitute awards (as described below), in the event any award terminates, lapses, or is settled without the payment of the full number of shares of our common stock subject to such award, the undelivered shares may be granted again under the Amended and Restated Plan, unless the shares are surrendered after the termination of the Amended and Restated Plan, and only if stockholder approval is not required under the then-applicable rules of the exchange on which the shares of our common stock are listed. Shares of our common stock will be deemed to have been issued in settlement of awards if the fair market value equivalent of such shares of our common stock is paid in cash; provided, that no shares of our common stock will be deemed to have been issued in settlement of a stock appreciation right that only provides for settlement in cash and settles only in cash or in respect of any other cash-based award. In no event will (i) shares of our common stock tendered or withheld on the exercise of stock options or other awards for the payment of the exercise price or purchase price or withholding taxes; (ii) shares of our common stock not issued upon the settlement of a stock appreciation right that settles in shares of our common stock (or could settle in shares of our common stock); or (iii) shares of our common stock purchased on the open market with cash proceeds from the exercise of stock options, again become available for other awards under the Amended and Restated Plan. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards will not be counted against the total number of shares that may be issued under the Amended and Restated Plan, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. No award may be granted under the Amended and Restated Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options. The Committee may grant non-qualified stock options and incentive stock options, under the Amended and Restated Plan, with terms and conditions determined by the Committee that are not inconsistent with the Amended and Restated Plan; provided, that all stock options granted under the Amended and Restated Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as an incentive stock option, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The maximum term for stock options granted under the Amended and Restated Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of our common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash or its equivalent at the time the stock option is exercised; (ii) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee; or (iii) by such other method as the Committee may permit in its sole discretion, including without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price; (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased; or (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of our common stock will be settled in cash.

As of March 28, 2016, no options have been granted under the Plan.

Stock Appreciation Rights. The Committee may grant stock appreciation rights, with terms and conditions determined by the Committee that are not inconsistent with the Amended and Restated Plan. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of our common stock, over (B) the strike price per share, times (ii) the number of shares of our common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant but in no event may such amount be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted.

Restricted Shares and Restricted Stock Units. The Committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon vesting and the expiration of the applicable restricted period, one share of our common stock for each restricted stock unit, or, in its sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of the Amended and Restated Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of our common stock, including, without limitation, the right to vote such restricted shares of our common stock (except, that if the lapsing of restrictions with respect to such restricted shares of our common stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such restricted shares of our common stock will be retained, and delivered without interest to the holder of such shares within a specified period following the date on which the shares vest and any applicable restrictions lapse). Participants have no rights or privileges as a stockholder with respect to restricted stock units.

Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant other equity-based or cash-based awards under the Amended and Restated Plan, with terms and conditions determined by the Committee that are not inconsistent with the Amended and Restated Plan.

Performance Compensation Awards. The Committee has the authority, at or before the time of grant of any award, to designate such awards as a “performance compensation award” intended to qualify as “performance-based compensation” under Section 162(m). The Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or our subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and are limited to the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (1) net earnings, net income (before or after taxes) or consolidated net income; (2) basic or diluted earnings per share (before or after taxes); (3) net revenue or net revenue growth; (4) gross revenue or gross revenue growth, gross profit or gross profit growth; (5) net operating profit (before or after taxes); (6) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (7) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may but are not required to be measured on a per share basis; (8) actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA); (9) gross or net operating margins; (10) productivity ratios; (11) share price (including, but not limited to, growth measures and total stockholder return); (12) expense targets or cost reduction goals, general and administrative expense savings; (13) operating efficiency; (14) objective measures of customer/client satisfaction; (15) working capital targets; (16) measures of economic value added or other ‘value creation’ metrics; (17) enterprise value; (18) sales; (19) stockholder return; (20) customer/client retention; (21) competitive market metrics; (22) employee retention; (23) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (24) comparisons of continuing operations to other operations; (25) market share; (26) cost of capital, debt leverage year-end cash position or book value; (27) strategic objectives; or (28) any combination of the foregoing.

Following the completion of a performance period, the Committee will review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing that amount of the performance compensation awards earned for the period based upon the performance formula. In determining the actual amount of an individual participant’s performance compensation award for a performance period, the Committee has the discretion to reduce or eliminate the amount of the performance compensation award consistent with Section 162(m). Unless otherwise provided in the applicable award agreement, the Committee does not have the discretion to (A) grant or provide payment in respect of performance compensation awards for a performance period if the performance goals for such performance period have not been attained; or (B) increase a performance compensation award above the applicable limitations set forth in the Amended and Restated Plan.

Effect of Certain Events on the Amended and Restated Plan and Awards. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of our shares of our common stock or other securities, issuance of warrants or other rights to acquire our shares of our common stock or other securities, or other similar corporate transaction or event that affects the shares of our common stock (including a change in control, as defined in the Amended and Restated Plan), or (b) unusual or nonrecurring events affecting us, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants, the Committee must, in respect of any such adjustment, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the share limits applicable under the Amended and Restated Plan with respect to the number of awards which may be granted thereunder; (B) the number of our shares of our common stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the Amended and Restated Plan or any sub-plan to the Amended and Restated Plan; and (C) the terms of any outstanding award, including, without limitation, (1) the number of shares of our common stock or other securities subject to outstanding awards or to which outstanding awards relate; (2) the exercise price or strike price with respect to any award; or (3) any applicable performance measures (including without limitation, performance criteria and performance goals); provided that in the case of any “equity restructuring”, the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any such adjustment, the Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards, or a period of time for participants to exercise outstanding awards prior to the occurrence of such event; (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of our common stock received or to be received by other holders of our stock in such event), including, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of our common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof, or in the case of restricted stock, restricted stock units or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation, or the underlying shares in respect thereof; and (iii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, conversion or replacement of any award that is not vested as of the occurrence of such event into or with the right to receive a payment, based on the value of the award, which is subject to continued vesting on the same basis as the vesting requirements applicable to such converted or replaced award.

Nontransferability of Awards. An award will not be transferable or assignable by such participant to whom such award was granted other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Amended and Restated Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Amended and Restated Plan or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued the Amended and Restated Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the Amended and Restated Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award; provided that without stockholder approval, except as otherwise permitted in the Amended and Restated Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (ii) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion; provided, that no dividends or dividend equivalents will be payable in respect of outstanding (i) options or stock appreciation rights or (ii) unearned performance compensation awards or other unearned awards subject to performance conditions (other than or in addition to the passage of time) (although dividends or dividend equivalents may be accumulated in respect of unearned awards and paid within 15 days after such awards are earned and become payable or distributable).

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board of Directors or the Committee and as in effect from time to time; and (ii) applicable law, whether such policy or law becomes effective prior to or following the effective date of the Amended and Restated Plan or the grant date of an award. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of an award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.

Detrimental Activity. If a participant has engaged in detrimental activity, as defined in the Amended and Restated Plan, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards; or (ii) forfeiture by the participant of any gain realized on the vesting or exercise of awards, and repayment by the participant of any such gain promptly to the Company.

U.S. Tax Aspects of Awards

The tax consequences of awards granted under the Amended and Restated Plan are complex and may depend on the surrounding facts and circumstances. The following provides a brief summary of certain significant federal income tax consequences of the Amended and Restated Plan under existing U.S. law as of the date of this Proxy Statement to a participant who is a citizen or resident of the United States. This summary is not a complete statement of applicable law and is based upon the Code, the regulations promulgated thereunder, as well as administrative and judicial interpretations of the Code as in effect on the date of this description. If federal tax laws, or the interpretations of such laws, change in the future, the information provided in this section may no longer be accurate. This section does not discuss state, local, employment or foreign tax consequences and does not discuss the loss of deduction provisions of Section 280G of the Code, the excise tax provisions of Section 4999 of the Code, the Medicare contribution tax on “net investment income” of Section 1411 of the Code, or the consequences of a failure to comply with Section 409A of the Code, each of which may be applicable in the circumstances described below. This section also does not discuss the effect of gift, estate, or inheritance taxes, which may be applicable. Therefore, it is recommended that participants in the Amended and Restated Plan consult with their tax advisor before taking any action with respect to any award received under the Amended and Restated Plan.

Non-Qualified Stock Options. Participants generally will not have taxable income on the grant of a non-qualified stock option. Participants will have taxable income upon the exercise of a non-qualified stock option equal to the excess of the fair market value of our common stock over the stock option price multiplied by the number of shares subject to exercise (referred to as the “option spread”) and we will generally be entitled to deduct that amount for federal income tax purposes. This taxable income will be taxed to participants as ordinary compensation income.

Taxable income that participants recognize from their awards is subject to federal and applicable state and local income tax withholding. FICA taxes comprised of Social Security and Medicare taxes must also be withheld on the taxable income recognized at exercise.

Participants may incur a tax liability on the subsequent disposal of shares acquired from their stock options if these shares are sold at a gain. Participants will be responsible for paying any tax due and ensuring that any sale by them of the shares is reported to the tax authorities as required by applicable law. When participants sell or otherwise dispose of their shares, an amount equal to the difference between the sale or other disposition price of these shares and the cost basis of these shares will be treated as a capital gain or loss. The cost basis is equal to the amount previously taxed to the participant as compensation income plus the stock option price.

If the shares that a participant sells at a gain have been held for less than one year, a short-term capital gain will be recognized which gain is subject to tax at ordinary income tax rates. For shares that participants sell at a gain that have been held for one year or longer, a long-term capital gain will be recognized which is currently subject to tax at reduced rates. The time that a participant holds a stock option (rather than the shares attributable to such stock option) is not taken into account for purposes of determining whether such participant has held the shares for one year or longer. If a participant sells the shares at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on such participant’s individual federal income tax return.

Incentive Stock Options. Participants will not have any taxable income upon the grant of an incentive stock option. In addition, when participants exercise an incentive stock option, they generally will not recognize any taxable income on the option spread (there may, however, be alternative minimum tax consequences upon exercise as explained below). Instead, participants will be subject to income taxation only when they dispose of the shares they acquired upon the exercise of an incentive stock option. If a participant disposes of the shares of our common stock that such participant acquired upon exercise of an incentive stock option more than two years after the date of grant and more than one year after exercise, such participant will realize a long-term capital gain (or loss) based on the difference between the sale price of the incentive stock option shares and the exercise price of the incentive stock option. Otherwise, if a participant disposes of the incentive stock option shares before the expiration of two years from the date of the incentive stock option grant or one year from the date of incentive stock option exercise (also called a “disqualified disposition”), with certain exceptions, such participant will realize ordinary compensation income in the year such participant disposed of the incentive stock option shares in an amount equal to the excess (if any) of (A) the lesser of (1) the fair market value of such shares on the date of exercise and (2) the amount realized on the sale over (B) the stock option price, and the company will be entitled to deduct that amount for federal income tax purposes. Any further gain (or loss) that such participant realizes upon the disqualified disposition of the shares of our common stock will generally be taxed as short-term or long-term capital gain (or loss), depending on how long such participant held the shares, and such gains will not result in any further tax deduction for the company.

Although a participant’s exercise of an incentive stock option does not result in the recognition of regular taxable income, the option spread on an incentive stock option exercise is a preference item that is includible in the calculation of such participant’s federal alternative minimum taxable income. Therefore, the exercise of an incentive stock option may cause an increase in such participant’s federal income tax liability if the preference income from an incentive stock option exercise causes such participant’s alternative minimum tax to exceed (or further exceed) such participant’s regular federal income tax in the year of the exercise.

Stock Appreciation Rights. Participants generally will not be subject to tax in connection with the grant of a stock appreciation right. When a participant exercises a stock appreciation right, such participant will generally be required to include as ordinary income in the year of exercise an amount equal to the cash received and the fair market value of any unrestricted shares of our common stock received on the exercise. We will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount included in such participant’s income by reason of the exercise. If a participant receives shares of our common stock upon the exercise of a stock appreciation right, the post-exercise appreciation (or depreciation) will be treated in the same manner as discussed above with respect to non-qualified stock options.

Restricted Stock and Restricted Stock Units. Participants will generally not be subject to tax when they receive a restricted stock or restricted stock unit award, unless they make an election pursuant to Section 83(b) of the Code with respect to the restricted stock award. Generally, a participant will recognize taxable income on the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date) or when a restricted stock unit is settled in shares of our common stock or cash, as applicable, and we will generally be entitled to a deduction for federal income tax purposes in the same amount. The taxable income from a participant’s award will be equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any. This income is taxed in the same manner and at the same rates as other compensation income. If a participant does make an election under Section 83(b) of the Code, to the extent applicable, such participant will have taxable income at the time of grant equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any.

Taxable income that participants recognize from their awards on the vesting date or date of settlement, as applicable, is subject to federal income tax withholding, as well as any applicable state and local income tax withholding. FICA taxes, which consist of Social Security and Medicare taxes, must be withheld on the value of any shares that vest for tax purposes.

Participants may incur a tax liability when they subsequently dispose of shares acquired from their awards if those shares are sold at a gain. Participants will be responsible for paying any tax due from that sale and ensuring that any sale by them of shares of our common stock is reported to the appropriate tax authorities as required by applicable law. When a participant sells or otherwise dispose of any shares of our common stock, an amount equal to the difference between the sale or other disposition price of such shares and the cost basis of such shares will be treated as a capital gain or loss. The cost basis of the shares is equal to the amount previously taxed as compensation income plus any amounts paid for the shares. The holding period of such shares begins on the date such shares are vested (or, where an election is made under Section 83(b) of the Code, on the date they were issued). If the shares a participant sells at a gain are held for less than one year, a short-term capital gain will result and such participant will be subject to tax at ordinary income tax rates. For shares a participant sells at a gain that are held one year or longer, a long-term capital gain will result. If the shares a participant sells are sold at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on such participant’s individual federal income tax return.

Performance Compensation Awards. Performance compensation awards granted in the form of stock options, restricted stock or restricted stock units will be taxable in the same manner as described above with respect to any particular form of award. Generally, when a performance compensation award denominated in cash is granted, there are no income tax consequences to participants. Upon payment of cash in respect of such award, a participant will recognize compensation equal to the amount of cash received, and we will generally be entitled to a deduction for federal income tax purposes in the same amount.

Taxable income that a participant recognizes from such participant’s performance compensation award is subject to federal income tax withholding, as well as any applicable state and local income tax withholding. FICA taxes, which consist of Social Security and Medicare taxes, must be withheld based on the amount of cash received.

Special Rules Applicable to Corporate Insiders.

As a result of the rules under Section 16(b) of the Exchange Act, as “insiders” (as defined in the Exchange Act), depending upon the particular exemption from the provisions of Section 16(b) of the Exchange Act utilized, a participant may not receive the same tax treatment as set forth above with respect to the grant, exercise and/or disposition of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) of the Exchange Act with respect to any particular award. Participants should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.

THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE AMENDED AND RESTATED PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME. WE STRONGLY URGE PARTICIPANTS TO CONSULT WITH THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF RECEIPT AND EXERCISE OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS, THE RECEIPT AND/OR SALE OF SHARES EARNED UNDER A RESTRICTED STOCK OR RESTRICTED STOCK UNIT AWARD AND THE ELECTION TO DEFER THE SHARES EARNED UNDER SUCH AWARDS WITH RESPECT TO THEIR PERSONAL TAX CIRCUMSTANCES.

The Amended and Restated Plan is not governed by the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Future Awards

Since the determination of whether awards will be made and, if awards are made, the selection of plan participants and the key terms of awards, including performance targets, performance periods and performance measures are established each year in the discretion the Committee, except as described below under “—Awards Contingent Upon Stockholder Approval” and “—New Plan Benefits,” it cannot be determined at this time what amounts, if any, will be paid in the future.

Awards Contingent Upon Stockholder Approval

Awards of performance-vesting performance share units (“PSUs”) made in 2016, which vest over a three-year performance period, were made contingent upon stockholder approval of the material terms of the Amended and Restated Plan at the Annual Meeting in order to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. See “—New Plan Benefits” and “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation—2016 Equity Awards” elsewhere in this Proxy Statement. We have sufficient authority to make PSU grants whether or not this proposal is approved by our stockholders, however such grants may not be exempt from the deduction limits of Section 162(m).

New Plan Benefits

The following New Plan Benefits table sets forth information concerning the PSU awards that were made in 2016 contingent upon stockholder approval of the material terms of the Amended and Restated Plan.

NEW PLAN BENEFITS

Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan

	Performance Share Units(1)
Name and Position	Dollar Value ($)	Number of Units (#)(2)
Keith A. Cline President and Chief Executive Officer	1,512,500	106,891
James H. Forson Executive Vice President, Chief Financial Officer and Treasurer	385,000	27,209
Angelo J. Lombardi Executive Vice President and Chief Operating Officer	435,160	30,754
Rajiv K. Trivedi Executive Vice President and Chief Development Officer	440,000	31,096
Julie M. Cary Executive Vice President and Chief Marketing Officer	357,500	25,266
Wayne B. Goldberg Former President and Chief Executive Officer	—	—
Executive Officer Group	3,460,160	244,538
Non-Executive Director Group	—	—
Non-Executive Employee Group	2,046,856	144,714

(1)	For the awards of performance-vesting performance share units (“PSUs”) made in March 2016 contingent upon stockholder approval of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan, this table reflects amounts that would be earned based on target performance. The dollar value and number of PSUs that will ultimately vest and become earned will be based upon our level of relative total shareholder return over a three-year period that commenced on January 1, 2016 and can range from 0% to 200% of the amounts that would be earned based on target performance. See “Executive Compensation—Compensation Discussion and Analysis—Long-Term Equity Compensation.”
(2)	Based, pursuant to the terms of the PSU award agreement, on the 20-day trailing average closing price of the Company’s common stock on December 31, 2015 ($14.15 per share).

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED LA QUINTA HOLDINGS INC. 2014 OMNIBUS INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2015, certain information related to our compensation plans under which shares of our common stock may be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by shareholders:
2014 Omnibus Incentive Plan	1,014,558	N/A	10,779,624
2015 Employee Stock Purchase Plan	—	N/A	2,594,767

(1)	Relates to 975,997 performance-vesting restricted stock units (assuming maximum performance for each of the performance measures) granted to our management in 2014 and 2015 and 38,561 time-vesting restricted stock units granted to our non-employee directors in 2014 and 2015 outstanding under our 2014 Omnibus Incentive Plan.
(2)	Relates to additional shares reserved for future awards under our 2014 Omnibus Incentive Plan and our 2015 Employee Stock Purchase Plan, as applicable.

On April 4, 2014, our Board of Directors and our then sole stockholder adopted the La Quinta Holdings Inc. 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) under which 13,000,000 shares of our common stock are reserved. The Omnibus Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based and performance compensation awards to eligible employees, officers, directors, consultants and advisors of La Quinta. If an award under the Omnibus Incentive Plan terminates, lapses or is settled without the payment of the full number of shares subject to such award, then the undelivered shares may be granted again under the Omnibus Incentive Plan.

On March 12, 2015 and May 8, 2015, respectively, our Board of Directors and our stockholders adopted the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) under which 2,600,000 shares of our common stock are reserved. The ESPP provides for the purchase of shares of our common stock by eligible employees at a purchase price equal to 95% of the closing price per share on the last day of the applicable offering period. Offering periods under the ESPP are six months long and, unless otherwise determined by an ESPP Committee appointed by the Board of Directors, commence on the first trading day on or after January 1 and July 1 each year.

As of December 31, 2015, there were no equity compensation plans that were not approved by La Quinta stockholders.

PROPOSAL NO. 4—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 4 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 35 to 45, as well as the discussion regarding the Compensation Committee on pages 14 to 15.

The shares represented by your proxy will be voted “FOR” the approval of the compensation paid to our named executive officers unless you specify otherwise.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 5—NON-BINDING VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 4 on page 32) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information presented in connection with Proposal No. 4 on page 32, the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 35 to 45 as well as the discussion regarding the Compensation Committee on pages 14 to 15.

We believe a one-year frequency is most consistent with the Company’s approach to compensation. Our reasons include:

•	We believe that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

•	We believe that an annual advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices even though it is not required by law.

The shares represented by your proxy will be voted for every “ONE YEAR” with respect to how frequently a stockholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers should occur unless you specify otherwise.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Compensation Committee of the Board of Directors:

Gary M. Sumers, Chair

Giovanni Cutaia

Mitesh B. Shah

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Section Overview

Our executive compensation program is designed to attract and retain individuals with the skills and qualifications to manage and lead the Company effectively. The overarching goal of our program is to motivate our leaders to contribute to the achievement of our financial goals and to focus on long-term value creation for our stockholders.

Our named executive officers, or NEOs, for fiscal 2015 were the following six individuals:

•	Keith A. Cline, our President and Chief Executive Officer and who served in the roles of Interim President and Chief Executive Officer and Executive Vice President from September 2015 until February 2016 and Chief Financial Officer until November 2015;

•	James H. Forson, our Executive Vice President, Chief Financial Officer and Treasurer and who served in the role of Interim Chief Financial Officer from November 2015 until February 2016 and as Senior Vice President, Chief Accounting Officer and Treasurer until February 2016;

•	Our three other most highly compensated executive officers who served in such capacities at December 31, 2015, namely:

•	Angelo J. Lombardi, our Executive Vice President and Chief Operating Officer;

•	Rajiv K. Trivedi, our Executive Vice President and Chief Development Officer; and

•	Julie M. Cary, our Executive Vice President and Chief Marketing Officer; and

•	Wayne B. Goldberg, our former President and Chief Executive Officer.

Executive Summary

Leadership Changes. On February 18, 2016, the Board of Directors appointed Keith A. Cline President and Chief Executive Officer of the Company, effective immediately. In addition, at that time, the Board appointed James H. Forson Executive Vice President and Chief Financial Officer, effective immediately.

In connection with Mr. Cline’s appointment, we entered into an offer letter, dated February 18, 2016 (the “Cline Offer Letter”) with Mr. Cline setting forth the terms of his compensation as our President and Chief Executive Officer. See “—Mr. Cline—CEO Compensation” below.

Wayne B. Goldberg, our former President and Chief Executive Officer, and our Board mutually agreed that Mr. Goldberg would step down from his position as Chief Executive Officer of the Company effective September 15, 2015. At that time, the Board selected Mr. Cline, then the Company’s Executive Vice President and Chief Financial Officer, to serve as Interim President and Chief Executive Officer effective September 15, 2015. Effective November 12, 2015, the Board appointed Mr. Forson, then the Company’s Senior Vice President, Chief Accounting Officer and Treasurer, to serve in the additional role of Interim Chief Financial Officer.

Compensation Philosophy and Objectives. Our executive compensation program is designed to implement our compensation philosophy, which is based on the following objectives:

•	Pay for Performance—The executive compensation program should focus our executive team on the successful achievement of key financial, operating and other goals, such that realized pay is based on performance;

•	Promote Core Values—The executive compensation program should support the Company’s core values, which are to enhance our guests’ experience and create enduring relationships by striving for excellence and serving with integrity every day;

•	Align with Shareholder Value—The executive compensation program should align the executive team’s incentives with the long-term interests of the Company and its stockholders;

•	Market Competitive—The executive compensation program should provide competitive pay opportunities within the labor markets in which we compete to support the attraction and retention of highly qualified executives; and

•	Reflect Good Governance—The executive compensation program should reflect sound governance practices and processes, and the Compensation Committee will retain the ability to adapt the program to reflect evolving market practices and governance standards.

Elements of Compensation. Our executive compensation program has three primary elements:

Element	Description and Purpose

Base Salary

•    Fixed component of compensation.

•    Reviewed annually and adjusted when appropriate.

•    Intended to support our market-competitiveness with respect to annual pay for the skills and experience necessary to meet the requirements of the executive’s role.

Annual Cash Bonus	• Variable performance-based component of compensation. • Designed to reward achievement of financial, operating and other goals for which executives are held accountable.

Long-Term Incentives

•    Variable component of compensation.

•    Equity weighted towards performance-based awards.

•    Designed to motivate and reward long-term achievement of business objectives, align the interests of our executives with stockholders and support the retention of our executives.

Each component is designed to support the Company’s compensation philosophy and objectives.

The Compensation Committee evaluates our executive compensation program annually, or more frequently as circumstances require, to maintain a competitive environment for talent and to ensure that our incentive programs are achieving their desired results. We do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. We will continue to emphasize pay-for-performance and long-term incentive compensation when designing our executive officers’ compensation.

Compensation Determination Process

Role of the Compensation Committee. Our Compensation Committee is responsible for making all executive compensation determinations. In reviewing and approving the compensation of our executive officers, including our NEOs, the Compensation Committee considers many factors, including the advice of its compensation consultant, the alignment of pay outcomes with Company performance and stockholder interests and competitive market data.

Role of Management. In 2015, prior to stepping down as President and Chief Executive Officer, Mr. Goldberg worked closely with the Compensation Committee in managing the executive compensation program and attended some meetings of the Compensation Committee. He did not participate in the determination of his own compensation. We expect Mr. Cline to play a similar role in our compensation determination process.

Role of Compensation Consultants. In late 2014 the Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant. As requested by the Compensation Committee, Meridian has advised and will continue to advise the Compensation Committee with respect to executive officer compensation, including executive compensation programs (including short- and long-term incentive plans), individual compensation levels, the peer companies used to assess compensation levels and marketplace trends in executive compensation. Meridian also assisted the Compensation Committee with the preparation of this Compensation Discussion and Analysis. Except as set forth above, Meridian does not provide any services to the Company other than advising on executive officer compensation. In February 2016, the Compensation Committee determined that Meridian is independent from management and that Meridian’s work has not raised any conflicts of interest.

Use of Comparative Market Data. Our goal is to compensate our executive officers competitively in the market for executive talent. When determining final target pay levels, the Compensation Committee reviews and considers individual factors, such as the knowledge, experience and capabilities of each executive.

To gain a general understanding of current compensation practices, the Compensation Committee reviews pay of executives serving in similar positions at peer companies with whom we compete for hiring and retaining executive talent. The external market data reviewed for 2015 included target total compensation (i.e. the sum of the base salary, target annual incentive and target long-term incentive) paid in 2014 at peer companies. The Compensation Committee reviewed and discussed the external market data, and used the data to inform its compensation decisions.

In 2015, the Compensation Committee, with the assistance of Meridian, selected a group of peer companies, which we refer to as our “Peer Group.” Meridian provided the Compensation Committee with annual (base salary and annual incentive) and long-term (equity and long-term cash incentive) compensation information with respect to the Peer Group.

The criteria used for selecting the Peer Group included industry, lodging property focus, performance, company size (as measured by revenue, enterprise value, number of properties and number of rooms), business mix, geographic location, and those companies for which we believe we compete for shareholder dollars, customers and/or labor talent.

The Peer Group for 2015 consisted of the following companies:

Boyd Gaming Corp.	Hyatt Hotels Corp.	Starwood Hotels & Resorts

Brinker International Inc.	Isle of Capri Casinos Inc.	Vail Resorts

Choice Hotels International Inc.	Marcus Corp.	Wendy’s Co.

Clubcorp Holdings. Inc.	Norwegian Cruise Line Holdings	Wyndham Worldwide Corporation

DineEquity, Inc.	Pinnacle Entertainment Inc.	Wynn Resorts Ltd.

Dunkin’ Brands Group, Inc.	Ryman Hospitality Properties, Inc.

Extended Stay America, Inc.	Sonic Corp.

The Company also reviewed the structure of the compensation programs of Hilton Worldwide Holdings Inc. and Marriott International but did not consider the total target compensation of executives at those companies as compensation at those companies was not considered comparable due to their larger size relative to La Quinta.

Elements of Compensation

There are three main components to our executive compensation program: base salary, annual cash incentive compensation and long-term equity compensation. In 2015, we also granted Messrs. Cline and Forson a special completion bonus in connection with their service as interim Chief Executive Officer and interim Chief Financial Officer, respectively. See “—Completion Bonus—Messrs. Cline and Forson” below.

Base Salary

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, time in position, any change in the executive’s position or responsibilities and the relation of the executive’s position to those of other executives within the Company and in similar positions at peer companies. Base salaries are reviewed annually or at other times when appropriate and may be increased from time to time pursuant to such review. In February 2015, in connection with our annual review, we determined to increase the base salaries of each of our NEOs by not more than 5% based on a review of the compensation of the peer companies listed above and other published survey data, as appropriate, effective February 19, 2015. The following table reflects our NEOs’ base salaries at the end of 2014 and 2015:

Name	Base Salary as of December 31, 2014		Base Salary as of December 31, 2015
Keith A. Cline	$460,000			$483,000
James H. Forson	$260,000			$275,000
Angelo J. Lombardi	$450,000			$470,000
Rajiv K. Trivedi	$450,000			$470,000
Julie M. Cary	$425,000			$446,000
Wayne B. Goldberg	$800,000	(1)	$	N/A	(2)

(1)	In February 2015, the Compensation Committee determined to increase Mr. Goldberg’s base salary to $840,000, effective February 19, 2015.
(2)	Mr. Goldberg stepped down as our President and Chief Executive Officer effective September 15, 2015.

On February 18, 2016, pursuant to the terms of the Cline Offer Letter, we increased Mr. Cline’s base salary from $483,000 to $750,000. See “—Mr. Cline—CEO Compensation” below. At that time we also determined to increase Mr. Forson’s base salary from $275,000 to $400,000 in connection with his appointment as Executive Vice President and Chief Financial Officer.

2015 Annual Cash Incentive Compensation

Our annual cash incentive compensation plan for the year ended December 31, 2015 (the “2015 Cash Bonus Plan”) compensated and rewarded successful achievement of both short-term financial and non-financial goals that were closely aligned with the long-term goals of the Company. The payout under the 2015 Cash Bonus Plan was based on financial performance of the Company or a combination of (1) financial performance of the Company and (2) individual performance. For each of Messrs. Cline, Forson, Lombardi, Trivedi and Ms. Cary, the financial performance of the Company composed 80% of the total award opportunity and individual performance composed 20% of the total award opportunity. For each of Messrs. Cline, Lombardi, Trivedi and Ms. Cary, the threshold, target and maximum annual bonus opportunity for the year ended December 31, 2015, expressed as a percentage of such NEO’s base salary, was as follows: 50%, 100% and 150%, respectively. For Mr. Forson the threshold, target and maximum annual bonus opportunity for the year ended December 31, 2015, expressed as a percentage of his base salary, was as follows: 25%, 50% and 75%, respectively. For Mr. Goldberg, the financial performance component composed 100% of his total award opportunity. Mr. Goldberg’s threshold, target and maximum annual bonus opportunity for the year ended December 31, 2015, expressed as a percentage of his base salary, was as follows: 50%, 100% and 200%, respectively.

2015 Financial Component Goals and Results

The financial component of each NEO’s annual bonus opportunity was based on (1) Adjusted EBITDA (as defined under Note 18: “Segments” to our Consolidated Financial Statements in Part II, Item 8 of our Annual

Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 10-K”)), (2) Net Promoter (as described in our 2015 10-K), (3) RevPAR Index change (as described in our 2015 10-K) and (4) compliance with the requirements of The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley compliance”). For fiscal 2015, Adjusted EBITDA composed 70% of the financial component, Net Promoter composed 10% of the financial component, RevPAR Index change composed 10% of the financial component and Sarbanes-Oxley compliance composed 10% of the financial component. These financial measures were chosen because they are key indicators of Company profitability, guest satisfaction, the performance of the Company against our competitive set and compliance with our legal obligations as a public company. The following table sets forth the threshold, target and maximum amounts for each of the financial components, other than Sarbanes-Oxley compliance, as well as the payout percentages for each category. To the extent that performance fell between the applicable threshold, target or maximum levels for each of the financial components other than Sarbanes-Oxley compliance, payouts were determined using linear interpolation. The payout as a percentage of target if we achieved Sarbanes-Oxley compliance was 150% for each of our NEOs. If we failed to comply with The Sarbanes-Oxley Act of 2002, our NEOs would earn no award with respect to the Sarbanes-Oxley compliance metric.

	Threshold	Target	Maximum
Adjusted EBITDA	$398 million	$404 million	$410 million
RevPAR Index Change	-0.80%	-0.30%	0.20%
Net Promoter	42.0	43.0	44.1
Payout Percentage of Target—Messrs. Cline, Forson, Lombardi and Trivedi and Ms. Cary	50%	100%	150%
Payout Percentage of Target—Mr. Goldberg	50%	100%	200%

2015 Individual Goals and Results

The remaining 20% of the potential total award opportunity for Messrs. Cline, Forson, Lombardi and Trivedi and Ms. Cary was based on their individual performance relative to individual performance criteria. For example, for Messrs. Cline and Forson, the individual performance criteria consisted of regulatory compliance, securities offering, capital structure assessment and asset or portfolio sale goals; for Mr. Lombardi, the criteria consisted of a reduction in turnover of general managers, hiring goals and reducing the number of guest complaints at our corporate-owned hotels as measured by guest satisfaction surveys; for Mr. Trivedi, the criteria consisted of franchise-hotel openings, growth in the pipeline, expansion into new markets where the Company’s brand was not otherwise represented and asset sale goals; and for Ms. Cary, the individual performance criteria consisted of advertising, ecommerce, Company website improvement and mobile conversion goals as well as goals related to our loyalty programs. Individual performance with respect to these goals was measured at set threshold, target and maximum levels, with corresponding payout percentages at each of these levels (50%, 100% and 150%, respectively). To the extent that the individual performance fell between the applicable threshold, target or maximum levels, payouts were determined using linear interpolation.

Determination of 2015 Cash Bonus Plan Payouts

The following table shows the actual results based on the Company’s actual 2015 fiscal performance and the payout percentages with respect to each of the financial components.

	Adjusted EBITDA	RevPAR Index Change	Net Promoter	Sarbanes-Oxley Compliance
Actual Performance	$394 million	-1.20%	42.3	Achieved
Payout Percentage—Messrs. Cline, Forson, Lombardi and Trivedi and Ms. Cary(1)	0.0%	0.0%	65%	150%

(1)	Mr. Goldberg stepped down as our President and Chief Executive Officer effective September 15, 2015. He was therefore ineligible to receive an annual bonus under the 2015 Cash Bonus Plan except as described below under “—Mr. Goldberg—Separation Agreement.”

Actual amounts paid under the 2015 Cash Bonus Plan were then calculated by multiplying each NEO’s base salary in effect as of December 31, 2015 by his or her target bonus percentage. For each of our NEOs, other than Mr. Goldberg, who stepped down from his position with the Company effective September 15, 2015, the target bonus potential was then multiplied by a combined achievement factor based on the financial component and the individual performance component. Based on the performance achieved, each of the NEOs earned an annual bonus for 2015 under the 2015 Cash Bonus Plan as follows, which amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table”:

Name	2015 Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Potential	Achievement Factor as a Percentage of Target	2015 Annual Bonus
Keith A. Cline	$483,000	100%	483,000	47.20%	$227,976
James H. Forson	$275,000	50%	137,500	47.20%	$64,900
Angelo J. Lombardi	$470,000	100%	470,000	29.20%	$137,240
Rajiv K. Trivedi	$470,000	100%	470,000	42.41%	$199,327
Julie M. Cary	$446,000	100%	446,000	36.29%	$161,853

Completion Bonus—Messrs. Cline and Forson

In connection with Mr. Cline’s service as Interim President and Chief Executive Officer and Mr. Forson’s service as Interim Chief Financial Officer, on November 12, 2015, Messrs. Cline and Forson were granted an opportunity to earn completion bonuses in the amount of $500,000 for Mr. Cline and $150,000 for Mr. Forson. The amounts of these completion bonuses were based on a multiple of approximately one time each executive’s target annual incentive opportunity for 2015. Mr. Cline was eligible to receive 50% of his completion bonus (the “First Payment”) on the earlier of (i) the Company’s appointment of a permanent Chief Executive Officer and (ii) the regularly scheduled payment date for the Company’s 2015 Cash Bonus Plan bonuses (the “2015 Bonus Payment Date”), subject to continued employment through that date. He is eligible to receive the remaining 50% of his completion bonus on the six-month anniversary of the First Payment, subject to continued employment through that date. Mr. Forson was eligible to receive his First Payment on the earlier of (i) the Company’s appointment of a permanent Chief Financial Officer and (ii) the 2015 Bonus Payment Date, subject to continued employment through that date. He is eligible to receive the remaining 50% of his completion bonus on the six-month anniversary of the First Payment, subject to continued employment through that date. If either Mr. Cline or Mr. Forson is terminated by the Company without Cause (as that term is defined in the Company’s 2014 Omnibus Incentive Plan), he will be entitled to receive any unpaid portion of his completion bonus as soon as reasonably practicable following such termination of employment. On February 26, 2016 each of Messrs. Cline and Forson received 50% of his respective completion bonus. Messrs. Cline and Forson are eligible to receive the remaining 50% of their respective completion bonuses on August 26, 2016.

Long-Term Equity Compensation

The following description of our long-term equity compensation program focuses on our time-vesting and performance-based equity awards, which reflect our current pay for performance philosophy and approach towards compensation.

2015 Equity Awards

In February 2015, in connection with our annual review of our compensation for executives, the Compensation Committee determined to grant to each of our NEOs the following awards under the La Quinta Holdings Inc. 2014 Omnibus Incentive Plan, (the “Omnibus Incentive Plan”): (1) time-vesting restricted stock (“time-vesting restricted stock award”) and (2) performance-vesting performance share units (“PSUs”). The Compensation Committee determined that these awards should be more heavily weighted towards performance-based awards to align executive officer compensation with shareholder value; accordingly, 75% of the total target value of the February 2015 equity award grants to our NEOs are PSUs that will vest based on the Company’s performance.

Time-Vesting Restricted Stock. The time-vesting restricted stock award vests in three equal annual installments, with the first one-third of the total number of shares granted vesting on December 31, 2015, the second one-third of the total number of shares granted vesting on December 31, 2016, and the remainder of the number of shares granted vesting on December 31, 2017, subject to the executive’s continued employment through the applicable vesting date.

Performance Share Units (“PSUs”). The PSUs granted in fiscal 2015 are settled after the end of the performance period, which begins on January 1, 2015 and ends on December 31, 2017, based on the Company’s total shareholder return relative to the total shareholder returns of members of a peer company group (“relative total shareholder return”), as defined in the PSU agreement. For a description of the peer company group, see “Narrative to Summary Compensation Table and Fiscal 2015 Grants of Plan-Based Awards—Equity Awards—2015 Equity Awards—Performance Share Units (“PSUs”)” below. The actual value of the PSUs that become vested based on the performance measure (relative total shareholder return) is based on an achievement factor which, in each case, ranges from a 33% payout for threshold performance, to 100% for target performance, to 200% for maximum performance. To the extent that the individual performance falls between the applicable threshold, target or maximum levels, payouts will be determined using linear interpolation. In the event that Absolute CAGR TSR (as defined below under “Narrative to Summary Compensation Table and Fiscal 2015 Grants of Plan-Based Awards—Equity Awards—2015 Equity Awards—Performance Share Units (“PSUs”)”) has a negative value, the resulting award is capped at 1.5 times the target award.

Once calculated, the final PSU value will be delivered to the executive, subject to the executive’s continued employment through the date of determination, in the form of shares of Company common stock determined by dividing the final PSU value by the 20-day trailing average closing price of such common stock on the first day of the performance period; however, because markets were not open on January 1, 2015, it is determined by the 20-day trailing average closing price of the Company’s common stock on December 31, 2014 ($21.64 per share).

The table below sets forth the total target value of the February 2015 equity awards to our named executive officers as well as the target value of each type of award.

Name	Total Target Value	Time-Vesting Restricted Stock		Target PSU Value
		Value	Number of Shares
Keith A. Cline	$1,118,446	$279,046	12,771	$839,400
James H. Forson	$249,838	$62,338	2,853	$187,500
Angelo J. Lombardi	$790,662	$197,262	9,028	$593,400
Rajiv K. Trivedi	$790,662	$197,262	9,028	$593,400
Julie M. Cary	$736,702	$183,802	8,412	$552,900
Wayne B. Goldberg	$2,581,235	$643,985	29,473	$1,937,250

2016 Equity Awards

On February 18, 2016, in connection with their appointments as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, we made a one-time grant of restricted stock to each of Messrs. Cline and Forson with a fair market value as of that date of $1,000,000 and $250,000, respectively. These awards will vest on February 18, 2019, subject to their continued employment through that date. In addition, in March 2016, in connection with our annual compensation review, we made a one-time retention grant of restricted stock to Mr. Trivedi with a fair market value of $900,000 which will vest, subject to his continued employment through such date, on March 15, 2019.

Also in March 2016, in connection with our annual compensation review, the Compensation Committee approved annual long-term equity award grants to our NEOs. As in 2015, we determined to grant each of our NEOs a time-vesting restricted stock award and PSUs. 55% of the total target value of the March 2016 equity award grants to our NEOs are PSUs that will vest over a three-year period based on the Company’s performance and the remaining 45% are shares of time-vesting restricted stock. The March 2016 PSU award grant is conditioned on, and subject to, the approval by our stockholders of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan (the “Amended and Restated Plan”). See “Proposal 3—Approval of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan” above and “—Tax and Accounting Considerations” below.

Mr. Cline—CEO Compensation

In connection with his appointment as President and Chief Executive Officer in February 2016, the Compensation Committee and the Board, after consultation with Meridian, approved the following compensation arrangement, reflected in the Cline Offer Letter, for Mr. Cline:

•	Base salary of $750,000, subject to increase (but not decrease).

•	Target annual cash incentive opportunity equal to 100% of his base salary.

•	Target long-term incentive opportunity of $2.75 million for the 2016 fiscal year.

Mr. Cline’s target total direct compensation of $4,250,000 as set forth above positioned his pay below the market median of the Peer Group. Pursuant to the Cline Offer Letter, Mr. Cline also received the one-time grant of restricted stock described above under “Elements of Compensation—Long-Term Equity Compensation—2016 Equity Awards.” For additional information regarding the compensation and benefits approved for Mr. Cline, see “—Cline Offer Letter” below.

With respect to fiscal 2015, Mr. Cline served as our Executive Vice President and Chief Financial Officer until November 12, 2015 and as Interim President and Chief Executive Officer from September 15, 2015. His compensation as Executive Vice President and Chief Financial Officer was established by the Compensation Committee in accordance with the process outlined above under “—Compensation Determination Process.” Except as described above under “—Elements of Compensation—Completion Bonus—Messrs. Cline and Forson,” the Compensation Committee did not approve any additional compensation for the period during which Mr. Cline served as Interim President and Chief Executive Officer in 2015. For additional information regarding Mr. Cline’s compensation during fiscal 2015, see the “Summary Compensation Table” below.

Cline Offer Letter

In addition to the compensation described above, the Cline Offer Letter also provides that Mr. Cline would participate in any executive severance plan in which all senior executives of the Company would participate, in the event that any such plan was adopted. If Mr. Cline’s employment terminates prior to the adoption by the Company of an executive severance plan, and if such termination is by the Company without Cause or by Mr. Cline with Good Reason (as each term is defined in the Company’s Form of Restricted Stock Grant Notice (Retention Award)), subject to Mr. Cline’s execution of a release of claims in favor of the Company and its affiliates and an agreement to comply with standard non-disclosure and non-competition covenants (which covenants will not extend more than twenty-four (24) months following the date of termination), Mr. Cline will be entitled to severance in an amount of two times the sum of his base salary and target bonus (the “Severance Floor Amount”), payable in a lump sum within thirty (30) days from his termination. In the event that the Company adopts an executive severance plan, however, subject to the Severance Floor Amount, such plan would exclusively govern Mr. Cline’s severance entitlements.

The Cline Offer Letter supersedes and replaces any and all agreements (including any prior offer or employment letters, including the Cline Letter Agreement described under “Narrative to Summary Compensation Table and Fiscal 2015 Grants of Plan-Based Awards—Employment Agreements—Mr. Cline” below) between Mr. Cline and the Company with respect to all subject matter included in the Cline Offer Letter.

Mr. Goldberg—Separation Agreement

With respect to fiscal 2015, Mr. Goldberg was our President and Chief Executive Officer through September 15, 2015. His compensation arrangements and program design as our Chief Executive Officer were established by the Compensation Committee in accordance with the process outlined above under “—Compensation Determination Process.”

In connection with Mr. Goldberg’s departure, the Company entered into a Separation and Release Agreement, dated effective as of September 15, 2015 (the “Separation Agreement”), with Mr. Goldberg. Pursuant to the Separation Agreement, subject to non-revocation of a general release and waiver of claims in favor of the Company, Mr. Goldberg was entitled to the following:

•	a lump sum cash severance payment equal to three times Mr. Goldberg’s then current base salary and target 2015 Cash Bonus Plan bonus, as set forth in his employment agreement with the Company treating Mr. Goldberg’s departure as a termination by the Company without “Cause” or by Mr. Goldberg for “Good Reason,” for a total of $7,560,000;

•	medical, dental, life and disability insurance benefits on the same terms and conditions applicable to active executive officers of the Company for twelve months following the date of Mr. Goldberg’s separation; and

•	treatment, for purposes of Mr. Goldberg’s participation in the Company’s 2014 Omnibus Incentive Plan (the “Plan”), of Mr. Goldberg’s departure as a termination by the Company without “Cause” or by Mr. Goldberg for “Good Reason,” which resulted in the acceleration of vesting of 199,556 shares of the Company’s common stock in respect of outstanding restricted stock awards and 60,566 shares of the Company’s common stock in respect of outstanding performance share unit awards.

The Separation Agreement also contains restrictive covenants, including a non-competition covenant through January 15, 2016, a non-solicitation covenant with a one-year duration, and a non-disparagement covenant. In addition, the Separation Agreement contains certain rights of indemnification.

Other Benefits and Perquisites

Our executives, including our NEOs, are eligible for specified benefits, such as group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death. In addition, we generally provide specified perquisites to our NEOs, when determined to be necessary and appropriate, including employer-paid executive physical examinations, air travel, lodging, food and entertainment for family members accompanying these executives on business trips, and car allowances. The value of perquisites and other personal benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote. We believe that these benefits are competitive in our industry and consistent with our overall compensation philosophy.

Retirement Benefits

The Company maintains a tax-qualified 401(k) plan, under which the Company matches each employee’s contributions dollar-for-dollar up to 3% of such employee’s eligible earnings and $0.50 for every $1.00 for the next 2% of the employee’s eligible earnings. The maximum match available under the 401(k) plan is 4% of the employee’s eligible earnings. All matching contributions by us are always fully vested.

Severance Benefits

The terms of both Mr. Cline’s letter agreement in effect in 2015 and the Cline Offer Letter as well as Ms. Cary’s offer letter provide severance protection to Mr. Cline and Ms. Cary, respectively, in the case of specified qualifying termination events. In addition, each of our equity award agreements contains severance provisions. The severance payments under these agreements are contingent upon the affected executive’s compliance with specified post-termination restrictive covenants. See “Potential Payments Upon Termination or Change in Control” for descriptions of payments to be made under these agreements.

Clawback Policy

We have adopted a clawback policy for incentive compensation plans. The Compensation Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. Under the policy, if the Compensation Committee determines that incentive compensation of its current and former Section 16 officers (or any other employee designated by the Board of Directors or the Compensation Committee) was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), and such restatement was caused or contributed, directly or indirectly, by such employee’s fraud, willful misconduct or gross negligence, then the Compensation Committee will determine, in its discretion, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded during the three-year period preceding the date on which the Company is required to prepare the restatement.

Stock Ownership Policy

We have an executive stock ownership policy for our NEOs, which provides the following guidelines relating to stock ownership by each of our NEOs within five years of the later of (x) the date on which we made our first broad-based equity incentive grants following our initial public offering (which was June 11, 2014) or (y) the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer: 4 times base salary

•	All other executive officers: 2 times base salary

Risk Assessment

The Compensation Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balances a mix of fixed versus variable, at-risk compensation;

•	Balances a mix of short-term cash and long-term equity incentive compensation;

•	Incentive plans establish caps on award payouts;

•	Provides that variable compensation is based on a variety of qualitative and quantitative performance goals;

•	Provides for a clawback of executive compensation in specified circumstances; and

•	Executive stock ownership policy.

Tax and Accounting Considerations

The Compensation Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section

162(m)”) will limit the Company’s federal income tax deduction for compensation in excess of $1 million paid to NEOs except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation as long as specified requirements are met.

The Company is currently eligible to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following our initial public offering (the “IPO”) under which certain amounts paid under the Omnibus Incentive Plan may be exempt from the deduction limits of Section 162(m). Because the PSUs granted in 2016 will vest and settle outside the specified transition period, in order to preserve our ability to grant fully tax-deductible performance-based awards, we received the approval of our Board of Directors to submit a proposal to our stockholders recommending that they approve the Amended and Restated Plan, and the Compensation Committee has conditioned the grant of such PSUs on such stockholder approval for purposes of compliance with Section 162(m), as more fully described in “Proposal 3—Approval of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan” above.

We expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Compensation Committee may, in its judgment, authorize compensation payments and awards, including for awards made in fiscal 2016, that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

The Compensation Committee also considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.

Tabular Executive Compensation Disclosure

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Keith A. Cline	2015	479,912	—	1,252,750	227,976	14,767	1,975,405
Interim President and Chief Executive Officer(7)	2014 2013	414,493 343,269	— 251,356	5,295,559 —	678,960 298,644	10,925 125,968	6,399,937 1,019,237

James H. Forson	2015	272,986	—	279,838	64,900	15,276	633,000
Interim Chief Financial Officer and Senior Vice President, Chief Accounting Officer and Treasurer(8)

Angelo J. Lombardi	2015	467,315	—	885,606	137,240	83,251	1,573,412
Executive Vice President and Chief Operating Officer	2014 2013	398,288 325,000	— 63,375	6,300,337 —	654,750 424,125	83,557 70,505	7,436,932 883,005

Rajiv K. Trivedi	2015	467,315	—	885,606	199,327	27,350	1,579,598
Executive Vice President and Chief Development Officer	2014	398,288	18,900	6,539,411	588,600	45,831	7,591,030

Julie M. Cary	2015	443,181	—	825,166	161,853	14,947	1,445,147
Executive Vice President and Chief Marketing Officer

Wayne B. Goldberg	2015	832,403	—	2,891,195	—	7,788,967	11,512,565
Former President and Chief Executive Officer(9)	2014 2013	675,890 500,000	— 80,000	24,360,884 —	1,552,000 920,000	151,134 133,241	26,739,908 1,633,241

(1)	The base salary of each of our NEOs was increased effective February 19, 2015 as follows: in the case of Mr. Cline, from $460,000 to $483,000; in the case of Mr. Forson, from $260,000 to $275,000; in the case of Mr. Lombardi, from $450,000 to $470,000; in the case of Mr. Trivedi, from $450,000 to $470,000; in the case of Ms. Cary, from $425,000 to $446,000; and in the case of Mr. Goldberg, from $800,000 to $840,000.
(2)	Represents the aggregate grant date fair value of stock awards granted during fiscal 2015, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The fiscal 2015 stock awards consist of the grants of time-vesting restricted stock awards and PSUs. Terms of the fiscal 2015 stock awards are summarized under “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation” above and in the “Narrative to Summary Compensation Table and Fiscal 2015 Grants of Plan-Based Awards” below. The assumptions made when calculating the amounts are found in Note 16: “Equity Based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2015 10-K. The final PSU value of the PSUs granted in fiscal 2015 will be determined subject to achievement under the relative total shareholder return measure. As the PSUs are only subject to market conditions and a service period requirement as defined under Topic 718, they have no maximum grant date fair values that differ from the fair values presented in the table.

(3)	In connection with our IPO, all the units (the “Units”) in LQ Services L.L.C., which prior to our IPO held interests in the Predecessor Entities (as described under “Basis of Presentation” in Note 1 of our 2015 10-K), previously granted to our NEOs were converted (the “Conversions”) into vested shares of our common stock and unvested shares of our restricted stock. While the Conversions related to Units outstanding prior to our IPO (as described under “Basis of Presentation” in Note 1 of our 2015 10-K), amounts reported in this column for fiscal 2014 include the grant date fair value, computed in accordance with Topic 718 without taking into account estimated forfeitures, of the vested shares of our common stock and unvested shares of our restricted stock received by our NEOs in connection with the Conversions as follows: $2,815,880 for Mr. Cline; $3,709,162 for Mr. Lombardi; $3,887,611 for Mr. Trivedi; and $14,950,327 for Mr. Goldberg.
(4)	Amounts in this column for fiscal 2015 include the amounts earned under the annual bonus plan. See “Compensation Discussion and Analysis—Elements of Compensation—2015 Annual Cash Incentive Compensation.”
(5)	All other compensation for 2015 includes 401(k) matching contributions of $10,600 for each of our NEOs. In addition, for Messrs. Goldberg and Lombardi, the amounts include reimbursements of personal state tax liability incurred due to the legal structure of the Company prior to the IPO of $109,634 and $45,100, respectively, as well as an additional amount of $42,765 and $22,443, respectively, paid by the Company for related tax return preparation. For each of our NEOs, perquisites and other personal benefits included employer-paid long-term disability insurance and employer-paid life insurance. In addition, for Messrs. Cline, Forson, Lombardi and Trivedi and Ms. Cary, perquisites and other personal benefits included the employer-paid executive physical; and for Mr. Trivedi, a car allowance.
(6)	For Mr. Goldberg, all other compensation also includes severance of $7,560,000 and $65,090 in actual Company expenditures for a 12-month life insurance policy.
(7)	In fiscal 2015, Mr. Cline served as our Executive Vice President and Chief Financial Officer until November 12, 2015 and as our Interim President and Chief Executive Officer from September 15, 2015. On February 18, 2016, Mr. Cline was appointed as our President and Chief Executive Officer.
(8)	In fiscal 2015, Mr. Forson served as our Senior Vice President, Chief Accounting Officer and Treasurer until November 12, 2015 when he was appointed to serve in the additional role of Interim Chief Financial Officer. On February 18, 2016, Mr. Forson was appointed as our Executive Vice President and Chief Financial Officer.
(9)	Mr. Goldberg stepped down as our President and Chief Executive Officer effective September 15, 2015.

Fiscal 2015 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Keith A. Cline	—	19,320	483,000	724,500	—	—	—	—	—
	02/19/2015	—	—	—	—	—	—	12,771	279,046
	02/19/2015	—	—	—	12,801	38,790	77,580	—	973,704
James H. Forson	—	5,500	137,500	206,250	—	—	—	—	—
	02/19/2015	—	—	—	—	—	—	2,853	62,338
	02/19/2015	—	—	—	2,860	8,665	17,330	—	217,500
Angelo J. Lombardi	—	4,700	470,000	705,000	—	—	—	—	—
	02/19/2015	—	—	—	—	—	—	9,028	197,262
	02/19/2015	—	—	—	9,050	27,422	54,844	—	688,344
Rajiv K. Trivedi	—	11,750	470,000	705,000	—	—	—	—	—
	02/19/2015	—	—	—	—	—	—	9,028	197,262
	02/19/2015	—	—	—	9,050	27,422	54,844	—	688,344
Julie M. Cary	—	4,460	446,000	669,000	—	—	—	—	—
	02/19/2015	—	—	—	—	—	—	8,412	183,802
	02/19/2015	—	—	—	8,432	25,550	51,100	—	641,364
Wayne B. Goldberg	—	42,000	840,000	1,680,000	—	—	—	—	—
	02/19/2015	—	—	—	—	—	—	29,473	643,985
	02/19/2015	—	—	—	29,543	89,522	179,044	—	2,247,210

(1)	Reflects the possible payouts of cash incentive compensation under the 2015 Cash Bonus Plan. The actual amounts paid are reflected in the “Non-Equity Inventive Plan Compensation” column of the “Summary Compensation Table” and described in “Compensation Discussion and Analysis—Elements of Compensation—2015 Annual Cash Incentive Compensation” above.
(2)	Reflects PSU grants, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation” above.
(3)	Reflects time-vesting restricted stock grants, the terms of which are summarized under “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation” above.
(4)	Represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures.

Narrative to Summary Compensation Table and Fiscal 2015 Grants of Plan-Based Awards

Employment Agreements

Mr. Cline’s letter agreement, dated as of November 29, 2012 (the “Cline Letter Agreement”), described below, was superseded and replaced on February 18, 2016 by the Cline Offer Letter. See “Compensation Discussion and Analysis—Mr. Cline—CEO Compensation—Cline Offer Letter.” We also entered into an offer letter, dated June 1, 2006 with Ms. Cary (the “Cary Offer Letter”). We do not have employment agreements with any of our other NEOs. For a description of the provisions of the Cline Letter Agreement and the Cary Offer Letter related to payments upon termination of employment or a change in control, see “Potential Payments Upon Termination or Change in Control” below. For a description of the Separation Agreement we entered into with Mr. Goldberg in 2015, see “Compensation Discussion and Analysis—Separation Agreement—Mr. Goldberg.”

Mr. Cline

The Cline Letter Agreement provided that Mr. Cline was to serve as our Chief Financial Officer commencing on January 7, 2013. Pursuant to the terms of the Cline Letter Agreement, Mr. Cline was entitled to a base salary (which was increased to $483,000 as of February 19, 2015) and was eligible to receive a target bonus of 100% of his annual base salary. Mr. Cline also was entitled to receive a relocation bonus of $150,000 and reimbursement up to $100,000 for expenses incurred in connection with the relocation of his primary residence. In addition to his cash compensation, Mr. Cline was granted Units that would provide a minimum in distributions (which could include a mix of cash and securities) of $2,400,000, subject to the terms of the Unit awards.

Ms. Cary

The Cary Offer Letter provides that Ms. Cary is to serve as our Chief Marketing Officer commencing on July 5, 2006. Pursuant to the terms of the Cary Offer Letter, Ms. Cary is entitled to a base salary (which was increased to $446,000 as of February 19, 2015) and is eligible to receive a target bonus (which was equal to 100% of her base salary for fiscal 2015).

Equity Awards

2015 Equity Awards—Restricted Stock

On February 19, 2015, we granted the time-vesting restricted stock award to each of our NEOs. For a description of these awards, see “Compensation Discussion and Analysis—Long-Term Equity Compensation” above. The vesting terms of the time-vesting restricted stock award upon termination or a change in control are summarized below in “Potential Payments Upon Termination or Change in Control.”

2015 Equity Awards—Performance Share Units (“PSUs”)

On February 19, 2015, we granted PSUs to each of our NEOs which are described generally above under “Compensation Discussion and Analysis—Long-Term Equity Compensation.” The vesting terms of the PSUs upon an executive’s termination or a change in control are summarized in “Potential Payments Upon Termination or Change in Control” below. The grants of PSUs that we made in 2015 have a performance period beginning on January 1, 2015 and ending on December 31, 2017. The Compensation Committee determined that the compensation opportunity under these grants will be based on relative total shareholder return over the performance period. The Compensation Committee believes that the performance goals described below for the PSUs are reasonably attainable, yet provide an appropriate incentive to maximize our performance and shareholder value. The Compensation Committee believes that achievement of maximum performance against the relative total shareholder return goal would require exceptional corporate performance over the performance period.

Relative Total Shareholder Return. The final PSU value will be determined at the end of the performance period based upon the Company’s total shareholder return, calculated as set forth below, as compared to the total shareholder return of the comparison companies listed below.

The Company’s total shareholder return performance (“Absolute CAGR TSR”) is calculated as the compounded annual growth rate (“CAGR”), expressed as a percentage (rounded to the nearest tenth of a percentage (0.1%)), in the value per share of common stock during the performance period due to the appreciation in the price per share of our common stock and dividends paid during the performance period (assuming dividends are reinvested).

In order to compare the Company’s total shareholder return with that of our comparison companies, each company is ranked in order of its total shareholder return. The Company’s percentile rank among the comparison companies results in an achievement factor that is then used to determine the final PSU value as follows:

Performance Level	Percentage of Target PSU Value that Vests
Maximum	200%
Target	100%
Threshold	33%
Below Threshold	0%

To the extent that the individual performance falls between the applicable threshold, target or maximum levels, payouts will be determined using linear interpolation. In the event that Absolute CAGR TSR has a negative value, the resulting award will be capped at 1.5 times the target award.

For the fiscal 2015 grants, the following comparison companies are used for measuring relative total shareholder return for the PSUs. Only such companies that are public throughout the entire performance period will be included for purposes of the final calculation. The criteria used for selecting the PSU comparison group was similar in nature to the Peer Group used to benchmark our executive compensation. However, for this comparison group, we narrowed the criteria used to only hospitality/lodging companies (or REITs) and those companies for which we believe we compete for shareholder dollars.

Choice Hotels International	InterContinental Hotels Group

DiamondRock Hospitality Co.	LaSalle Hotel Properties

Extended Stay America	Marriott International, Inc.

Hersha Hospitality Trust	RLJ Lodging Trust

Hilton	Starwood Hotels & Resorts

Host Hotels & Resorts, Inc.	Summit Hotel Properties, Inc.

Hyatt Hotels Corporation

Once calculated, the final PSU value will be delivered to the executive, subject to the executive’s continued employment through the date of determination, in the form of shares of our common stock determined by dividing the final PSU value by the 20-day trailing average closing price of such common stock on the first day of the performance period; however, because markets were not open on January 1, 2015, it is determined by the 20-day trailing average closing price of the Company’s common stock on December 31, 2014 ($21.64 per share).

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards made to our NEOs as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Keith A. Cline	63,871	869,284	26,196	356,528
James H. Forson	15,369	209,172	5,481	74,597
Angelo J. Lombardi	58,267	793,014	18,878	256,930
Rajiv K. Trivedi	60,429	822,439	18,878	256,930
Julie M. Cary	59,835	814,354	17,714	241,088
Wayne B. Goldberg(4)	—	—	—	—

(1)	Consists of the following outstanding shares of our restricted stock:

Name	Award	Grant Date	Number	Vesting
Mr. Cline	Retention Restricted Stock	6/11/2014	50,847	Ratably on June 1, 2016 and June 1, 2017
	Time-Vesting Restricted Stock	6/11/2014	4,510	In full on December 31, 2016
	Time-Vesting Restricted Stock	2/19/2015	8,514	Ratably on December 31, 2016 and December 31, 2017
Mr. Forson	Retention Restricted Stock	6/11/2014	12,585	Ratably on June 1, 2016 and June 1, 2017
	Time-Vesting Restricted Stock	6/11/2014	882	In full on December 31, 2016
	Time-Vesting Restricted Stock	2/19/2015	1,902	Ratably on December 31, 2016 and December 31, 2017
Mr. Lombardi	Retention Restricted Stock	6/11/2014	48,940	Ratably on June 1, 2016 and June 1, 2017
	Time-Vesting Restricted Stock	6/11/2014	3,309	In full on December 31, 2016
	Time-Vesting Restricted Stock	2/19/2015	6,018	Ratably on December 31, 2016 and December 31, 2017
Mr. Trivedi	Retention Restricted Stock	6/11/2014	51,102	Ratably on June 1, 2016 and June 1, 2017
	Time-Vesting Restricted Stock	6/11/2014	3,309	In full on December 31, 2016
	Time-Vesting Restricted Stock	2/19/2015	6,018	Ratably on December 31, 2016 and December 31, 2017
Ms. Cary	Retention Restricted Stock	6/11/2014	30,000	Ratably on June 1, 2016 and June 1, 2017
	Retention Restricted Stock	8/8/2014	21,102	Ratably on June 1, 2016 and June 1, 2017
	Time-Vesting Restricted Stock	6/11/2014	3,125	In full on December 31, 2016
	Time-Vesting Restricted Stock	2/19/2015	5,608	Ratably on December 31, 2016 and December 31, 2017

(2)	Values determined based on December 31, 2015 closing market price of our common stock of $13.61 per share.
(3)	Consists of the following outstanding PSUs:

Name	Grant Date	Number	Market Value ($)
Mr. Cline	6/11/2014	13,395	182,306
	2/19/2015	12,801	174,222
Mr. Forson	6/11/2014	2,621	35,672
	2/19/2015	2,860	38,925
Mr. Lombardi	6/11/2014	9,828	133,759
	2/19/2015	9,050	123,171
Mr. Trivedi	6/11/2014	9,828	133,759
	2/19/2015	9,050	123,171
Ms. Cary	6/11/2014	9,282	126,328
	2/19/2015	8,432	114,760

The PSUs granted on June 11, 2014 will vest, if at all, based on the Company’s achievement of each performance measure (relative total shareholder return and Absolute CAGR TSR) with respect to the period beginning on April 8, 2014 and ending on December 31, 2016, as determined by the Compensation Committee following the end of fiscal 2016. As of December 31, 2015, the achievement level with respect to relative total shareholder return was below threshold, and the achievement level with respect to Absolute CAGR TSR was below threshold. Accordingly, the number and value of PSUs reported in the table reflect amounts based on threshold performance for relative total shareholder return and threshold performance for Absolute CAGR TSR. The actual number of shares that will be distributed with respect to the PSUs is not yet determinable.

The PSUs granted on February 19, 2015 will vest, if at all, based on the Company’s achievement of the relative total shareholder return performance measure with respect to the period beginning on January 1, 2015 and ending on December 31, 2017, as determined by the Compensation Committee following the end of fiscal 2017. The terms of the PSUs are summarized above in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Compensation” and “Narrative to Summary Compensation Table and Fiscal 2015 Grants of Plan-Based Awards” table above. As of December 31, 2015, the achievement level with respect to relative total shareholder return was below threshold. Accordingly, the number and value of PSUs reported in the table reflect amounts based on threshold performance for relative total shareholder return. The actual number of shares that will be distributed with respect to the PSUs is not yet determinable.

(4)	All of Mr. Goldberg’s outstanding equity awards either vested or were forfeited in connection with his departure as our President and Chief Executive Officer on September 15, 2016.

Fiscal 2015 Option Exercises and Stock Vested

The following table provides information regarding shares that vested during fiscal 2015 for our NEOs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Keith A. Cline	100,447	2,269,816
James H. Forson	36,121	824,618
Angelo J. Lombardi	128,768	2,944,669
Rajiv K. Trivedi	134,047	3,067,947
Julie M. Cary	81,170	1,852,289
Wayne B. Goldberg	741,013	16,039,254

(1)	Reflects the vesting of restricted stock and PSUs during fiscal 2015, as further described below.

Name	Award	Number	Vesting Date
Mr. Cline	Restricted Stock Received on Conversion of Units	66,256	4/14/2015
	Retention Restricted Stock	25,424	6/1/2015
	Time-Vesting Restricted Stock Granted in 2014	4,510	12/31/2015
	Time-Vesting Restricted Stock Granted in 2015	4,257	12/31/2015
Mr. Forson	Restricted Stock Received on Conversion of Units	27,994	4/14/2015
	Retention Restricted Stock	6,293	6/1/2015
	Time-Vesting Restricted Stock Granted in 2014	883	12/31/2015
	Time-Vesting Restricted Stock Granted in 2015	951	12/31/2015
Mr. Lombardi	Restricted Stock Received on Conversion of Units	87,275	4/14/2015
	IPO Restricted Stock Grant	10,703	4/14/2015
	Retention Restricted Stock	24,471	6/1/2015
	Time-Vesting Restricted Stock Granted in 2014	3,309	12/31/2015
	Time-Vesting Restricted Stock Granted in 2015	3,010	12/31/2015

Name	Award	Number	Vesting Date
Mr. Trivedi	Restricted Stock Received on Conversion of Units	91,474	4/14/2015
	IPO Restricted Stock Grant	10,703	4/14/2015
	Retention Restricted Stock	25,551	6/1/2015
	Time-Vesting Restricted Stock Granted in 2014	3,309	12/31/2015
	Time-Vesting Restricted Stock Granted in 2015	3,010	12/31/2015
Ms. Cary	Restricted Stock Received on Conversion of Units	41,662	4/14/2015
	IPO Restricted Stock Grant	8,028	4/14/2015
	Retention Restricted Stock	25,551	6/1/2015
	Time-Vesting Restricted Stock Granted in 2014	3,125	12/31/2015
	Time-Vesting Restricted Stock Granted in 2015	2,804	12/31/2015
Mr. Goldberg	Restricted Stock Received on Conversion of Units	351,773	4/14/2015
	IPO Restricted Stock Grant	40,135	4/14/2015
	Retention Restricted Stock	88,983	6/1/2015
	Retention Restricted Stock	177,966	9/15/2015
	Time-Vesting Restricted Stock Granted in 2014	11,765	9/15/2015
	Time-Vesting Restricted Stock Granted in 2015	9,825	9/15/2015
	PSUs	60,566	9/15/2015

(2)	Reflects the aggregate market value of shares of our common stock vested on the applicable date(s) of vesting.

2015 Pension Benefits

We have no pension benefits for our executive officers.

2015 Non-Qualified Deferred Compensation

We have no non-qualified defined contribution or other non-qualified compensation plans for executive officers.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the named executive officers would have been entitled if a termination of employment or change in control occurred on December 31, 2015. All equity awards have been calculated using the closing stock price of our common stock on December 31, 2015 of $13.61. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described below under “Description of Termination and Change in Control Provisions.”

Executive Payment Elements	Involuntary Termination Without Cause	Termination for Good Reason	Death	Disability	Change-in- Control (Single- Trigger)	Termination in Connection with a Change-in- Control
Keith A. Cline
Cash Severance(a)	—	—	—	—	—	—
Equity Awards(b)	$811,347	$811,347	$869,284	$869,284	$692,028	$869,284
Total Benefit	$811,347	$811,347	$869,284	$869,284	$692,028	$869,284
James H. Forson
Cash Severance(a)	—	—	—	—	—	—
Equity Awards(b)	$196,229	$196,229	$209,172	$209,172	$171,282	$209,172
Total Benefit	$196,229	$196,229	$209,172	$209,172	$171,282	$209,172

Executive Payment Elements	Involuntary Termination Without Cause	Termination for Good Reason	Death	Disability	Change-in- Control (Single- Trigger)	Termination in Connection with a Change-in- Control
Angelo J. Lombardi
Cash Severance(a)	—	—	—	—	—	—
Equity Awards(b)	$752,061	$752,061	$793,014	$793,014	$666,073	$793,014
Total Benefit	$752,061	$752,061	$793,014	$793,014	$666,073	$793,014
Rajiv K. Trivedi
Cash Severance(a)	—	—	—	—	—	—
Equity Awards(b)	$781,486	$781,486	$822,439	$822,439	$695,498	$822,439
Total Benefit	$781,486	$781,486	$822,439	$822,439	$695,498	$822,439
Julie M. Cary
Cash Severance(a)	$446,000	$446,000	$446,000	$446,000	—	$446,000
Equity Awards(b)	$776,192	$776,192	$814,354	$814,354	$695,498	$814,354
Total Benefit	$1,222,192	$1,222,192	$1,260,354	$1,260,354	$695,498	$1,260,354

(a)	Cash Severance: The amount of any cash severance payment (e.g., base salary, annual bonus, and pro-rata non-equity incentive plan compensation payments). As described below, Mr. Cline was eligible to receive severance in an amount equal to the amount, if any, by which $2.4 million exceeded the total value of his Units plus any prior distributions with respect to the Units at the time of his termination. All of the unvested shares of our restricted stock that Mr. Cline received in respect of his Units had vested as of December 31, 2015 and the total value of such shares at the dates of vesting exceeded $2.4 million. Therefore, Mr. Cline would not have received any cash severance had he been terminated on December 31, 2015.
(b)	Equity Awards: Represents accelerated vesting of restricted stock and PSUs. For PSU awards, the amount represents the potential payout assuming the performance period ended on December 31, 2015 and is based on actual performance as of that date. Based on our performance through December 31, 2015, our NEOs would not have received any payout in respect of their PSU awards.

Mr. Goldberg stepped down as our President and Chief Executive Officer effective September 15, 2015. The table below reflects the amount of compensation payable to Mr. Goldberg in connection with his departure. See “Compensation Discussion and Analysis—Leadership Changes” and “Compensation Discussion and Analysis—Mr. Goldberg—Separation Agreement” for additional details.

Executive Payment Elements
Cash Severance(a)	$7,560,000
Equity Awards(b)	$4,822,662
Health & Welfare(c)	$77,538
Total Benefit	$12,460,200

(a)	Mr. Goldberg received a lump sum cash severance payment equal to three times his then current base salary and target 2015 Cash Bonus Plan award, as set forth in his employment agreement with the Company treating Mr. Goldberg’s departure as a termination by the Company without “Cause” or by Mr. Goldberg for “Good Reason.”
(b)	Represents accelerated vesting of restricted stock and PSUs. For PSU awards, the amount represents the potential payout assuming the performance period ended on September 15, 2015 and is based on actual performance as of that date.
(c)	Represents health and welfare benefit continuation for twelve (12) months (company paid premiums only). This includes the following amounts for the purchase of insurance policies for Mr. Goldberg: $65,090 for life insurance; $12,058 for medical insurance; and $390 for long-term disability insurance.

Description of Termination and Change in Control Provisions

The following is a description of the provisions governing the payments set forth above under our employment agreements and equity awards, as well as any material conditions or obligations applicable to the receipt of payments.

Employment Agreement Provisions

Mr. Cline. Pursuant to the terms of the Cline Letter Agreement, in the event Mr. Cline was terminated for reasons other than “cause” (as defined in the Cline Letter Agreement), Mr. Cline was eligible to receive severance in an amount equal to the amount, if any, by which $2,400,000 exceeded, at the time of his termination, the total value of his Units plus any prior distributions with respect to the Units. For purposes of calculating Mr. Cline’s severance amount, from and after our initial public offering, the value of Mr. Cline’s Units was calculated based upon the fair market value of each Unit as of the date such Unit vested based upon the fair market value of the Company’s common stock as of the date such Units vested, or, to the extent the conversion of his Units resulted in the receipt of unvested shares of restricted stock, the fair market value of our common stock as of the date such shares vested.

The Cline Letter Agreement was superseded and replaced on February 18, 2016 by the Cline Offer Letter. For a description of the termination provisions of the Cline Offer Letter, see “Compensation Discussion and Analysis—Mr. Cline—CEO Compensation—Cline Offer Letter.”

Ms. Cary. Pursuant to the terms of the Cary Offer Letter, in the event Ms. Cary is terminated for reasons other than “cause” (as defined in the Cary Offer Letter), Ms. Cary is eligible to receive severance in an amount equal to one times her annual base salary, based on her current salary on the date of termination of employment.

Treatment of Equity Awards

Time-Vesting Restricted Stock. Under the terms of the time-vesting restricted stock awards, upon termination of an executive’s employment without cause or with good reason on or following a change in control or upon termination of an executive’s employment due to the executive’s death or disability, all unvested time-vesting restricted stock will immediately vest. In addition, upon termination of an executive’s employment without cause or with good reason prior to a change in control, the number of shares of time-vesting restricted stock that would have vested on the next scheduled vesting date following such termination will immediately vest. If the executive’s employment terminates for any reason other than as described above, all unvested time-vesting restricted stock will be forfeited.

PSUs. Under the terms of the PSU awards, upon the executive’s termination of his or her employment for good reason or termination of the executive’s employment without cause, or the executive’s death or disability during the performance period, a pro-rated portion of the PSU award will immediately vest based on actual performance, with such pro-ration based on the number of days in the performance period that have elapsed. Upon a change in control during the performance period, the PSU will immediately vest with the final value of the PSU determined based on actual performance through the date of the change in control, but the Committee will have the discretion to settle such PSUs in either cash or shares of Company common stock. If the executive’s employment terminates for any reason other than as described above, the executive’s PSUs will be forfeited.

Retention Restricted Stock. Under the terms of the retention restricted stock awards, upon termination of an executive’s employment without cause or an executive’s termination of his or her employment with good reason, termination due to the executive’s death or disability or upon a change in control all unvested retention restricted stock will immediately vest. If the executive’s employment terminates for any reason other than as described above, all unvested retention restricted stock will be forfeited.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We are parties to certain transactions with Blackstone described in the “Transactions with Related Persons” section of this Proxy Statement.

COMPENSATION OF DIRECTORS

In 2015, each outside director (other than the directors employed by Blackstone) was entitled to annual compensation as follows:

•	Annual cash retainer of $60,000 payable quarterly;

•	Additional cash retainer payable quarterly for serving on committees or as the chairperson of specified committees as follows:

•	members (other than the chairperson of the Audit Committee and the Compensation Committee) of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional $5,000 for serving on more than one committee; and

•	the chairperson of each of the Audit Committee and the Compensation Committee will receive an additional $10,000 annually; and

•	Equity award having a fair market value of $100,000 payable annually in restricted stock units which vest over three years in equal installments from the date of grant and where such award must be held until the earlier of the director’s termination or the date the director meets the stock ownership guidelines described below.

In addition, if an outside director is also chairman of our Board of Directors, the director shall receive an additional annual cash retainer of $25,000 payable quarterly and an additional annual equity award having a fair market value of $50,000.

Our directors are not paid any fees for attending meetings; however, our directors are reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings.

We adopted a stock ownership policy effective upon the consummation of the IPO. Each of our non-employee directors is required to own stock in an amount equal to five times his annual cash retainer, provided that a non-employee director who is employed by a stockholder of the Company that meets the ownership requirements for a non-employee director shall be exempt from such requirement. Each director is expected to meet these ownership guidelines within five years from the later of the date of the first annual grant to such directors following the consummation of the IPO and when the director first becomes subject to the policy.

Mr. Sumers declined to receive any compensation as a director for so long as he served as a Senior Advisor to Blackstone, a role he continued in throughout 2014. Effective as of December 31, 2014, Mr. Sumers ceased his service as a Senior Advisor to Blackstone and thereafter received director compensation commensurate with the compensation provided to our outside directors (other than directors employed by Blackstone). Accordingly, in January 2015, we granted Mr. Sumers 1,216 restricted stock units, which represented the annual equity award to which each of our outside directors (other than the directors employed by Blackstone) is entitled, prorated for the portion of his term in which he did not serve as a Senior Advisor to Blackstone. The restricted stock units vest in three equal annual installments from the date of grant, with the first one-third of the number of restricted stock units granted vesting on January 20, 2016, the second one-third of the total number of restricted stock units granted vesting on January 20, 2017, and the remainder of the number of restricted stock units granted vesting on January 20, 2018, subject to Mr. Sumers’s continued service through the applicable vesting date.

In June 2015, we granted to each of Messrs. Bergren, Bowers, Cisneros, Shah and Sumers 4,116 restricted stock units. The restricted stock units vest in three equal annual installments from the date of grant, with the first one-third of the number of restricted stock units granted vesting on June 11, 2016, the second one-third of the total number of restricted stock units granted vesting on June 11, 2017, and the remainder of the number of restricted stock units granted vesting on June 11, 2018, subject to the director’s continued service through the applicable vesting date.

In July 2015, we granted to Mr. Shah an additional 2,264 restricted stock units for his service as Chairman of our Board of Directors. The restricted stock units vest in three equal annual installments from the date of grant, with the first one-third of the number of restricted stock units granted vesting on July 24, 2016, the second one-third of the total number of restricted stock units granted vesting on July 24, 2017, and the remainder of the number of restricted stock units granted vesting on July 24, 2018, subject to Mr. Shah’s continued service through the applicable vesting date.

In November 2015, we granted to Mr. Abrahamson 3,232 restricted stock units in connection with his appointment to our Board of Directors. This amount represented the annual equity award to which each of our outside directors (other than the directors employed by Blackstone) is entitled, pro rated for the portion of the annual director term during which he would serve. The restricted stock units vest in three equal annual installments from the date of grant, with the first one-third of the number of restricted stock units granted vesting on November 12, 2016, the second one-third of the total number of restricted stock units granted vesting on November 12, 2017, and the remainder of the number of restricted stock units granted vesting on November 12, 2018, subject to Mr. Abrahamson’s continued service through the applicable vesting date.

If a director’s service terminates for any reason other than as described below, all unvested restricted stock units will be forfeited. Upon termination of a director’s service due to the director’s death or disability, or upon the occurrence of a change in control, all unvested restricted stock units will immediately vest.

Director Compensation for Fiscal 2015

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
James R. Abrahamson	8,152	48,771	56,923
Glenn Alba	—	—	—
Scott Bergren	33,626	100,019	133,645
Alan J. Bowers	70,000	100,019	170,019
Henry G. Cisneros	60,000	100,019	160,019
Giovanni Cutaia	—	—	—
Brian Kim	—	—	—
Michael B. Nash	—	—	—
Mitesh B. Shah	90,000	150,031	240,031
Gary M. Sumers	70,000	125,032	195,032

(1)

Represents the aggregate grant date fair value of restricted stock units granted during 2015. The grant date fair value of the 1,216 restricted stock units granted to Mr. Sumers in January 2015 was $25,013. The grant date fair value of the 4,116 restricted stock units granted to Messrs. Bergren, Bowers, Cisneros, Shah and

Sumers in June 2015 was $100,019. The grant date fair value of the 2,264 restricted stock units granted to Mr. Shah in July 2015 was $50,012. The grant date fair value of the 3,232 restricted stock units granted to Mr. Abrahamson in November 2015 was $48,771. The assumptions used in the valuation are discussed in Note 16: “Equity Based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2015 10-K. The aggregate number of restricted stock units outstanding as of December 31, 2015 for our non-employee directors was as follows: 3,232 restricted stock units for Mr. Abrahamson, 4,116 restricted stock units for Mr. Bergren, 7,681 restricted stock units for Mr. Bowers, 7,681 restricted stock units for Mr. Cisneros, 10,519 restricted stock units for Mr. Shah and 5,332 restricted stock units for Mr. Sumers.

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 28, 2016 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholder:
Blackstone(1)	35,173,076	28.5%
Cohen & Steers(2)	9,168,510	7.4%
Eminence Funds(3)	10,963,937	8.9%
Morgan Stanley(4)	6,443,676	5.2%
Directors and Named Executive Officers:
Keith A. Cline(5)	386,535	*
James H. Forson(6)	71,950	*
Angelo J. Lombardi(7)	117,052	*
Rajiv K. Trivedi(8)	300,428	*
Julie M. Cary(9)	166,650	*
Wayne B. Goldberg	781,126	*
James R. Abrahamson	—	—
Glenn Alba(10)	—	—
Scott Bergren	—	—
Alan J. Bowers	1,783	*
Henry G. Cisneros	1,783	*
Giovanni Cutaia(10)	—	—
Brian Kim(10)	—	—
Mitesh B. Shah	2,070	*
Gary M. Sumers	406	*
Directors and executive officers as a group (16 persons)(11)	1,990,549	1.6%

*	Less than 1%
(1)	Reflects shares of our common stock directly held by BRE/LQJV-NQ L.L.C., BRE/ Prime Mezz 2 L.L.C., Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.3-A L.P., Blackstone Real Estate Holdings IV L.P., Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners (AIV) V L.P., and Blackstone Real Estate Holdings V L.P. (together, the “Blackstone Funds”).

The managing members of BRE/LQJV-NQ L.L.C. are Blackstone Real Estate Partners IV L.P. and Blackstone Real Estate Partners V L.P.

The managing member of BRE/Prime Mezz 2 L.L.C. is BRE/Prime Mezz 3-A L.L.C. The managing member of BRE/Prime Mezz 3-A L.L.C. is BRE/Prime Holdings L.L.C. The managing member of BRE/Prime Holdings L.L.C. is WIH Hotels L.L.C. The managing member of WIH Hotels L.L.C. is Blackstone Real Estate Partners IV L.P.

The general partner of each of Blackstone Real Estate Partners IV L.P., Blackstone Real Estate Partners IV.F L.P., Blackstone Real Estate Partners IV.TE.2 L.P., Blackstone Real Estate Partners (DC) IV.TE.1 L.P., Blackstone Real Estate Partners (DC) IV.TE.2 L.P. and Blackstone Real Estate Partners (DC) IV.TE.3-A L.P. is Blackstone Real Estate Associates IV L.P. The general partner of Blackstone Real Estate Associates IV L.P. is BREA IV L.L.C.

The general partner of each of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.F L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., and Blackstone Real Estate Partners (AIV) V L.P. is Blackstone Real Estate Associates V L.P. The general partner of each of Blackstone Real Estate Associates V L.P. is BREA V L.L.C.

The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Holdings IV L.P. is BREP IV Side-by-Side GP L.L.C.

The sole member of each of BREP IV Side-by-Side GP L.L.C. and BREP V Side-by-Side GP L.L.C. and managing member of each of BREA IV L.L.C. and BREA V L.L.C is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole stockholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the entities that may be deemed to directly or indirectly control shares held by the Blackstone Funds and Mr. Schwarzman may be deemed to beneficially own such shares directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares (other than the Blackstone Funds to the extent of their direct holdings). The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on February 16, 2016 by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the shares of our common stock listed above as beneficially owned by Cohen & Steers are 8,303,271 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.) have sole voting power and 9,168,510 shares over which such entities have sole dispositive power. The address of the principal business office for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017.
(3)	Beneficial ownership information is based on information contained in the Amendment No. 1 to Schedule 13G filed on February 16, 2016 on behalf of Eminence Capital, LP (“Eminence Capital”), Eminence GP, LLC (“Eminence GP”) and Ricky C. Sandler (“Mr. Sandler”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by Eminence Funds are 10,963,697 shares over which each of Eminence Capital and Mr. Sandler has both shared voting power and shared dispositive power; 240 shares over which Mr. Sandler has both sole voting power and sole dispositive power; and 8,855,620 shares over which Eminence GP has both shared voting power and shared dispositive power.

According to the schedule, the shares of our common stock reflected above are held for the accounts of: (i) Eminence Partners, L.P. (“Eminence I”), Eminence Partners II, L.P. (“Eminence II”), Eminence Partners Leveraged, L.P. (“Eminence Leveraged”), Eminence Eaglewood Master, L.P. (“Eminence Eaglewood”), Eminence Partners Long, L.P. (together with Eminence I, Eminence II, Eminence Leveraged and Eminence Eaglewood, the “Partnerships”), as well as Eminence Fund Master, Ltd. (“Eminence Offshore Master Fund”), Eminence Fund Leveraged Master, Ltd. (together with Eminence Offshore Master Fund, the “Master Funds”), and Eminence Fund Long, Ltd. (“Eminence Offshore Long”). The Partnerships, Master Funds and Eminence Offshore Long are collectively referred to as the “Eminence Funds”; (ii) a separately managed account (the “SMA”); and (iii) Family accounts and other related accounts over which Mr. Sandler has investment discretion (the “Family Accounts”).

According to the schedule, Eminence Capital serves as the management company to the Eminence Funds with respect to the shares of Common Stock directly owned by the Eminence Funds and the investment adviser to the SMA with respect to the shares of Common Stock directly owned by the SMA. Eminence Capital may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence Funds and the SMA.

According to the schedule, Eminence GP serves as general partner or manager with respect to the shares of Common Stock directly owned by the Partnerships and Master Funds and may be deemed to have voting and dispositive power over the shares held for the accounts of the Partnerships and Master Funds.

According to the schedule, Mr. Sandler is the Chief Executive Officer of Eminence Capital and the Managing Member of Eminence GP and may be deemed to have voting and dispositive power with respect to the shares of our common stock directly owned by the Eminence Funds, the SMA and the Family Accounts, as applicable.

The address of the principal business and principal office of Eminence GP, Eminence Capital and Mr. Sandler is 65 East 55th Street, 25th Floor, New York, New York 10022.
(4)	Beneficial ownership information is based on information contained in the Schedule 13G filed on March 10, 2016 on behalf of Morgan Stanley and Morgan Stanley Capital Services LLC. According to the schedule, included in the shares of our common stock listed above as beneficially owned by Morgan Stanley are 6,437,020 shares over which Morgan Stanley has sole voting power, 6,391 shares over which Morgan Stanley has shared voting power and 6,443,676 shares over which Morgan Stanley has shared dispositive power. According to the schedule, also included in the shares of our common stock listed above as beneficially owned by Morgan Stanley are 6,423,497 shares over which Morgan Stanley Capital Services LLC, a wholly-owned subsidiary of Morgan Stanley, has both sole voting power and shared dispositive power.

The address of the principal business office of Morgan Stanley and Morgan Stanley Capital Services LLC is 1585 Broadway, New York, New York 10036.
(5)	Includes 262,114 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Cline.
(6)	Includes 65,407 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Forson.
(7)	Includes 88,415 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Lombardi.
(8)	Includes 167,119 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Mr. Trivedi.
(9)	Includes 84,603 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to Ms. Cary.
(10)	Messrs. Alba, Cutaia and Kim are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.
(11)	Includes 766,219 shares of unvested restricted stock. Does not include shares issuable upon settlement of PSUs granted to our executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section 16(a) filing requirements during 2015, except that each of Messrs. Lombardi and Chloupek had one late report relating to one transaction and Blackstone had one late report relating to one transaction.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board of Directors. Each related person transaction shall either be approved in advance, or ratified after consummation of the transaction, by our Board of Directors or a duly authorized committee thereof. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Stockholders’ Agreement

In connection with our initial public offering, we entered into a stockholders’ agreement with Blackstone. This agreement required us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, each a “Sponsor Director,” such that, upon the election of each such individual, and each other individual nominated by or at the direction of our Board of Directors or a duly-authorized committee of the Board, as a director of our Company, the number of Sponsor Directors serving as directors of our Company will be equal to: (1) if Blackstone continues to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our Board of Directors; (2) if Blackstone continues to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our Board of Directors; (3) if Blackstone continues to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our Board of Directors; (4) if Blackstone continues to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our Board of Directors; and (5) if Blackstone continues to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our Board of Directors. For so long as the stockholders’ agreement remains in effect, Sponsor Directors may be removed only with the consent of Blackstone. In the case of a vacancy on our Board created by the removal or resignation of a Sponsor Director, the stockholders’ agreement will require us to nominate an individual designated by our Sponsor for election to fill the vacancy.

The stockholders’ agreement will remain in effect until our Sponsor is no longer entitled to nominate a Sponsor Director pursuant to the stockholders’ agreement, unless our Sponsor requests that it terminate at an earlier date.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. The offering by Blackstone in April 2015 was made pursuant to the registration rights agreement.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Products and Services

Entities affiliated with Travelport, LP, or Travelport, in which certain Blackstone entities have an interest, provide computerized reservations and ticketing and other services to travel agencies and others in the travel industry. We are party to a master services agreement with Travelport whereby we agree to pay specified fees per hotel booking and to purchase certain advertising services. Our payments for services from Travelport totaled $2.0 million for the fiscal year ended December 31, 2015.

Debt and Interest Payments

As of December 31, 2015, approximately $41.6 million aggregate principal amount of our senior secured term loan facility was owned by affiliates of Blackstone. We make periodic interest and principal payments on such debt in accordance with its terms.

Other Relationships

Blackstone Advisory Partners L.P., an affiliate of Blackstone, received aggregate compensation of approximately $400,000 for providing certain financial consulting services in connection with the public offering of our common stock by certain stockholders in April 2015.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2017 Annual Meeting, a proposal must be received by our Secretary on or before December 9, 2016. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2017 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2017 Annual Meeting, such a proposal must be received on or after January 19, 2017, but not later than February 18, 2017. In the event that the date of the 2017 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2017 Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies by reducing printing and mailing costs and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will generally continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting us in writing at La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038 or by phone at (214) 492-6600.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Mark M. Chloupek Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.lq.com) and click on “Financials” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Secretary

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Annex A

AMENDED AND RESTATED

LA QUINTA HOLDINGS INC.

2014 OMNIBUS INCENTIVE PLAN

1. Purpose.

(a) The purpose of the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

(b) The La Quinta Holdings Inc. 2014 Omnibus Incentive Plan (the “Original Plan”) was originally adopted by the Board on April 4, 2014, and was amended and restated as of the Effective Date, conditioned on, and subject to, the approval of the Company’s stockholders at its 2016 annual meeting of stockholders of the Company. Notwithstanding anything in the Plan to the contrary, Awards may be granted under the Plan prior to and conditioned upon the stockholder approval of the Plan; provided, however, that if such stockholder approval is not obtained, both the Plan and any Awards granted under it, shall be void ab initio, and the terms of the Original Plan shall remain in full force and effect without regard to this amendment and restatement.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.

(b) “Adjustment Event” has the meaning given to such term in Section 12(a) of the Plan.

(c) “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(d) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, Other Cash-Based Award and Performance Compensation Award granted under the Plan.

(e) “Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.

(h) “Change in Control” means:

(i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii) during any period of twenty-four (24) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(j) “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(k) “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(l) “Company” means La Quinta Holdings Inc., a Delaware corporation, and any successor thereto.

(m) “Company Group” means, collectively, the Company and its Subsidiaries.

(n) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(o) “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(p) “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with any member of the Company Group; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.

(q) “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the occupation at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or designee) in its sole and absolute discretion.

(r) “Effective Date” means             , 2016.

(s) “Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(u) “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

(v) “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(w) “GAAP” has the meaning given to such term in Section 7(d) of the Plan.

(x) “Immediate Family Members” has the meaning given to such term in Section 14(b)(ii) of the Plan.

(y) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(z) “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(aa) “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of an Other Cash-Based Award that is designated as a Performance Compensation Award consistent with Section 162(m) of the Code.

(bb) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(cc) “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(dd) “Option” means an Award granted under Section 7 of the Plan.

(ee) “Option Period” has the meaning given to such term in Section 7(c) of the Plan.

(ff) “Original Plan” has the meaning given to such term in Section 1(b) of the Plan.

(gg) “Other Cash-Based Award” means an Award that is not a Stock Appreciation Right or Restricted Stock Unit granted under Section 10 of the Plan that is denominated and/or payable in cash.

(hh) “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Compensation Award, that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock, and/or (ii) measured by reference to the value of Common Stock.

(ii) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(jj) “Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(kk) “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan.

(ll) “Performance Formula” means, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(mm) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(nn) “Performance Period” means the one or more periods of time of not less than 12 months, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(oo) “Permitted Transferee” has the meaning given to such term in Section 14(b)(ii) of the Plan.

(pp) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(qq) “Plan” means this Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan, as it may be amended and restated from time to time.

(rr) “Qualifying Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (ii) with respect to actions intended to obtain the exception for performance-based compensation under 162(m) of the Code, an “outside director” within the meaning of Section 162(m) of the Code.

(ss) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(tt) “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(uu) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(vv) “SAR Period” has the meaning given to such term in Section 8(c)(i) of the Plan.

(ww) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(xx) “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(yy) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(zz) “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.

(aaa) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(bbb) “Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.

(ccc) “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(ddd) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4. Administration.

(a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act or to qualify as performance-based compensation under Section 162(m) of the Code, as applicable, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to persons (i) who are Non-Employee Directors, (ii) who are subject to Section 16 of the Exchange Act, or (iii) who are, or could reasonably be expected to be, “covered employees” for purposes of Section 162(m) of the Code.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e) No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, no more than 13,000,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; (ii) subject to Section 12 of the Plan, grants of Options or SARs under the Plan in respect of no more than 900,000 shares of Common Stock may be made to any individual Participant during any single fiscal year of the Company (for this purpose, if a SAR is granted in tandem with an Option (such that the SAR expires with respect to the number of shares of Common Stock for which the Option is exercised), only the shares underlying the Option shall count against this limitation); (iii) subject to Section 12 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) subject to Section 12 of the Plan, no more than 3,500,000 shares of Common Stock may be issued in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 11 of the Plan to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such share-denominated Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of such shares of Common Stock on the last day of the Performance Period to which such Award relates; (v) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); and (vi) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year) pursuant to a Performance Compensation Award denominated in cash (described in Section 11(a) of the Plan) shall be $10,000,000.

(c) Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without delivery to the Participant of the full number of shares of Common Stock to which the Award related, the undelivered shares will again be available for grant. Shares of Common Stock shall be deemed to have been issued in settlement of Awards if the Fair Market Value equivalent of such shares is paid in cash; provided, however, that no shares of Common Stock shall be deemed to have been issued in settlement of a SAR that only provides for settlement in cash and settles only in cash or in respect of any Other Cash-Based Award. In no event shall (i) shares tendered or withheld on the exercise of Options or other Award for the payment of the Exercise Price or purchase price or withholding taxes, (ii) shares of Common Stock not issued upon the settlement of a SAR that settles in shares of Common Stock (or could settle in shares of Common Stock), or (iii) shares of Common Stock purchased on the open market with cash proceeds from the exercise of Options, again become available for other Awards under the Plan.

(d) Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

6. Eligibility. Participation in the Plan shall be limited to Eligible Persons.

7. Options.

(a) General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c) Vesting and Expiration; Termination.

(i) Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for ninety (90) days thereafter (but in no event beyond the expiration of the Option Period).

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the

Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld. Any fractional shares of Common Stock shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8. Stock Appreciation Rights.

(a) General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c) Vesting and Expiration; Termination.

(i) A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding SARs granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the SAR Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for ninety (90) days thereafter (but in no event beyond the expiration of the SAR Period).

(d) Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares of Common Stock subject to the SAR that are being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

9. Restricted Stock and Restricted Stock Units.

(a) General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 14(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock; provided, that if the lapsing of restrictions with respect to any grant of Restricted Stock is contingent on satisfaction of performance conditions (other than, or in addition to, the passage of time), any dividends payable on such shares of Restricted Stock shall be held by the Company and delivered (without interest) to the Participant within fifteen (15) days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

(c) Vesting; Termination.

(i) Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee; provided, however, that, notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease; and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(d) Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. To the extent provided in an Award

Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(e) Legends on Restricted Stock. Each certificate, if any, or book-entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book-entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE LA QUINTA HOLDINGS INC. 2014 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN LA QUINTA HOLDINGS INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF LA QUINTA HOLDINGS INC.

10. Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 14(a) of the Plan.

11. Performance Compensation Awards.

(a) General. The Committee shall have the authority, at or before the time of grant of any Award, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything in the Plan to the contrary, if the Company determines that a Participant who has been granted an Award designated as a Performance Compensation Award is not (or is no longer) a “covered employee” (within the meaning of Section 162(m) of the Code), the terms and conditions of such Award may be modified without regard to any restrictions or limitations set forth in this Section 11 (but subject otherwise to the provisions of Section 13 of the Plan).

(b) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula(e). Within the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(c) Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and shall be limited to the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (i) net earnings, net income (before or after taxes) or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage year-end cash position or book value; (xxvii) strategic objectives; or (xxviii) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(d) Modification of Performance Goal(s). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. Unless otherwise determined by the Committee at the time a Performance Compensation Award is granted, the Committee shall, during the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance Compensation Awards granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) acquisitions or divestitures; (vi) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (vii) foreign exchange gains and losses; (viii) discontinued operations and nonrecurring charges; and (ix) a change in the Company’s fiscal year.

(e) Payment of Performance Compensation Awards.

(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation. Unless otherwise provided in the applicable Award Agreement, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that (A) the Performance Goals for such period are achieved, and (B) all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(iii) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.

(iv) Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, if such Performance Compensation Award is an Other Cash-Based Award, the Committee may reduce or eliminate the amount of such Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion. Unless otherwise provided in the applicable Award Agreement, the Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the applicable limitations set forth in Section 5 of the Plan.

(f) Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11. Any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee; or (ii) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. Any Performance Compensation Award that is deferred and is otherwise payable in shares of Common Stock shall be credited (during the period between the date as of which the Award is deferred and the payment date) with dividend equivalents (in a manner consistent with the methodology set forth in the last sentence of Section 9(d)(ii) of the Plan).

12. Changes in Capital Structure and Similar Events. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):

(a) General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 12 shall be conclusive and binding for all purposes.

(b) Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:

(i) substitution or assumption of Awards (or awards of an acquiring company), acceleration of the vesting of, exercisability of, lapse of restrictions on, or termination of, Awards, or establishment of a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event);

(ii) cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof; and

(iii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, conversion or replacement of any Award that is not vested as of the occurrence of such event into or with the right to receive a payment, based on the value of the Award (as determined consistent with clause (ii) above), which is subject to continued vesting on the same basis as the vesting requirements applicable to such converted or replaced Award.

Payments to holders pursuant to clauses (ii) or (iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 12, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(d) Fractional Shares. Any adjustment provided under this Section 12 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

13. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 12 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 13(b) of the Plan without stockholder approval.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 12, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

14. General.

(a) Award Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b) Nontransferability.

(i) Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for Federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c) Dividends and Dividend Equivalents. The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding (i) Options or SARs; or (ii) unearned Performance Compensation Awards or other unearned Awards subject to performance conditions (other than, or in addition to, the passage of time) (although dividends, dividend equivalents or other similar payments may be accumulated in respect of unearned Awards and paid within fifteen (15) days after such Awards are earned and become payable or distributable).

(d) Tax Withholding.

(i) As a condition to the grant of any Award, it shall be required that a Participant satisfy, through a cash payment by the Participant, or in the discretion of the Committee, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all Federal, state, and local income and other applicable taxes of any kind required or permitted to be withheld in connection with such Award.

(ii) Without limiting the generality of clause (i) above, the Committee may (but is not obligated to), in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP) having a Fair Market Value equal to such withholding liability; or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares of Common Stock with a Fair Market Value equal to such withholding liability, provided that with respect to shares withheld pursuant to clause (B), the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences.

(e) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(f) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(g) International Participants. With respect to Participants who reside or work outside of the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(h) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(i) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(j) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(k) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any

Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.

(l) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(m) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(n) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(o) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(q) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(r) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(s) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(t) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(u) Section 409A of the Code.

(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are

“deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(v) Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(w) Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i) cancellation of any or all of such Participant’s outstanding Awards; or

(ii) forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment by the Participant of any such gain promptly to the Company.

(x) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

LA QUINTA HOLDINGS INC. 909 HIDDEN RIDGE, SUITE 600 IRVING, TX 75038

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date.* Have your proxy card in hand when you call and then follow the instructions.

Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by the day before the meeting date.*

Electronic Delivery of future proxy materials

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*If you are a La Quinta Holdings Inc. employee or former employee submitting voting instructions for shares received through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan and held by RBC Capital Markets Corp., your vote by Internet, telephone or mail must be received by 11:59 p.m. Eastern Time on May 12, 2016.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05535-P73369	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LA QUINTA HOLDINGS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the Director Nominees in Proposal 1, FOR Proposals 2, 3 and 4 and for every “ONE YEAR” in Proposal 5.		☐	☐	☐
1.	Election of Directors
Nominees:
	01) James R. Abrahamson	06) Keith A. Cline
	02) Glenn Alba	07) Giovanni Cutaia
	03) Scott O. Bergren	08) Brian Kim
	04) Alan J. Bowers	09) Mitesh B. Shah
	05) Henry G. Cisneros	10) Gary M. Sumers

							For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2016.						☐	☐	☐
3.	To approve the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan.						☐	☐	☐
4.	To approve, in a non-binding advisory vote, the compensation paid to the Company’s named executive officers.						☐	☐	☐

						One Year	Two Years	Three Years	Abstain
5.	To determine, in a non-binding advisory vote, the frequency of non-binding advisory votes on the compensation paid to the Company’s named executive officers.					☐	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

For address changes, please check this box and write them on the back where indicated.				☐
					Please indicate if you plan to attend this meeting.		☐	☐
							Yes	No

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and indicate officer’s name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be

Held on May 19, 2016:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E05536-P73369

LA QUINTA HOLDINGS INC.

Proxy Solicited on Behalf of the Board of Directors for the

Annual Meeting of Stockholders

May 19, 2016 at 10:00 a.m. Central Time

The undersigned hereby appoints Keith A. Cline, James H. Forson and Mark M. Chloupek, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys in-fact, and hereby authorizes each of them to represent and vote, as provided on the other side, all the shares of La Quinta Holdings Inc. common stock held of record by the undersigned on March 28, 2016, and further authorizes such proxies to vote, in their discretion, upon such other business as may properly come before the Annual Meeting of Stockholders or at any adjournment or postponement thereof with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

For La Quinta Holdings Inc. employees and former employees who own shares through the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and held in street name by RBC Capital Markets Corp. (“RBC”): This proxy card includes shares received through the ESPP and held on March 28, 2016 by RBC. This card provides instructions to RBC for voting ESPP shares. If voting instructions are not received on time by RBC, RBC will not vote the shares for any proposal.

THIS PROXY CARD, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, ONE YEAR FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes:

(If you noted any address changes above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)